AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2000


                           Registration No. 333-86347

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             NEWAGECITIES.COM, INC.
                 (Name of Small Business Issuer in Its Charter)

           Idaho                                  7373                       91-0927532
(State or Other Jurisdiction           (Primary Standard Industrial       (I.R.S. Employer
of Incorporation or Organization)         Classification Number)         (Identification No.)

                        1181 South Rogers Circle, Suite 5
                              Boca Raton, FL 33487
                                 (561) 989-0808
          (Address and Telephone Number of Principal Executive Offices)
          -------------------------------------------------------------

                   Joseph Ardito, Jr., Chief Executive Officer
                        1181 South Rogers Circle, Suite 5
                              Boca Raton, FL 33487
                                 (561) 989-0808
            (Name, Address and Telephone Number of Agent For Service)
            ---------------------------------------------------------

                        Copies of all communications to:
                            James M. Schneider, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                        Proposed                Proposed
Title of Each                                           Maximum                 Maximum
Class of Securities               Amount to be          Offering Price          Aggregate            Amount of
to be Registered                   Registered           Per Security            Offering Price     Registration Fee
----------------                   ----------           ------------            --------------     ----------------
Common stock                       3,200,000             $2.50                   $8,000,000             $2,224

Common stock
issuable upon
exercise of warrants               1,850,000             $2.50/$2.13             $4,606,500             $1,281
                                   ---------             -----------             ----------             ------

Total                              5,050,000                                    $12,606,500             $3,505


         Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale price for our common stock as reported on the OTC Bulletin Board on August 27, 1999 for 5,000,000 shares and on November 12, 1999 for 50,000 shares of common stock.

         Under Rule 416, there are also being registered additional shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants.

         Newagecities.com, inc. amends this registration statement on the date or dates as may be necessary to delay its effective date until newagecities.com, inc. files a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on the date as the Securities and Exchange Commission, acting under
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Newagecities.com may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion dated January 4, 2000


                                   PROSPECTUS

                             NEWAGECITIES.COM, INC.


                        2,550,000 shares of common stock

         This prospectus covers the 2,550,000 shares of common stock of newagecities.com, inc. being offered by certain selling security holders. The shares being offered include 850,000 shares reserved for issuance upon exercise of warrants which we have granted to selling security holders.

         We will not receive any proceeds from the sale of the shares by the selling security holders. We may however receive up to $1,875,000 if all of the warrants held by the selling security holders are exercised.

         Our common stock trades on the OTC Bulletin Board under the trading symbol "NACT". On December 30, 1999, the closing bid price for our common stock was 2.31.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is _________, 2000

                                TABLE OF CONTENTS



                                                                                                Page

Prospectus Summary......................................................................         3
Risk Factors............................................................................         5
Capitalization..........................................................................        11
Use of Proceeds.........................................................................        12
Price Range of Common Stock,
        Dividend Policy and Number of
        Record Holders..................................................................        12
Plan of Operation ......................................................................        14
Our Business............................................................................        18
Management..............................................................................        27
Principal Stockholders..................................................................        31
Certain Transactions....................................................................        32
Description of Securities...............................................................        34
Selling Security Holders................................................................        36
Shares Eligible for Future Sale.........................................................        39
Legal Matters...........................................................................        40
Experts.................................................................................        40
Additional Information..................................................................        40
Index to Consolidated Financial Statements .............................................       F-1

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

         The following prospectus summary only highlights more detailed information appearing elsewhere in this prospectus. To more fully understand newagecities.com and this offering, you should read the prospectus, including the consolidated financial statements and related notes, in their entirety. The information in this prospectus gives effect to a 1:80 reverse stock split of our common stock which took place on April 6, 1999.

THE COMPANY


         Newagecities.com, inc. is a development stage company attempting to design and operate a World Wide Web portal focused on the New Age concept. The New Age concept consists of a set of beliefs and practices that originated in past centuries including aromatherapy, astrology, crystal energy, eastern philosophy, holistic remedies, UFOs and related topics. Newagecities.com intends to offer New Age products and interactive services through its web portal which is currently being designed. Newagecities.com, inc. has an acquisition agreement with Member Net, Inc. As a result of this acquisition, we will be acquiring an existing Web site geared to New Age consumers known as "www.mindbodysoul.com". This transaction is expected to close in the first half of January 2000.


THE OFFERING

common stock offered by
selling security holders..............................................    2,550,000 shares (1)
                                                                          ==========

common stock outstanding:
           prior to the offering......................................    3,599,749
                                                                          =========
           after the offering.........................................    6,149,749 (2)
                                                                          ===========

--------------------


         (1) The selling security holders are offering up to 2,550,000 shares of common stock, including 850,000 shares of our common stock that are issuable to them upon the exercise of warrants that they own. The shares will be sold in brokerage transactions that may be made by them from time-to-time. We have not arranged for any underwriter to sell the shares on behalf of the selling security holders.

         (2) Assumes the acquisition of Member Net is completed and the warrants held by the selling security holders are exercised.

SUMMARY FINANCIAL INFORMATION

         The following summary financial information as of September 30, 1999, and the period beginning January 29, 1999, the date of our inception, and ending September 30, 1999, are derived from our audited consolidated financial statements and notes included elsewhere in this prospectus. The pro forma information gives effect to the acquisition of Member Net, Inc. This information is included under "Consolidated Financial Statements" and "Pro Forma Financial Data."

STATEMENTS OF OPERATIONS DATA:
                                                              From January 29, 1999
                                                           (Inception) to September 30,
                                                           ----------------------------
                                                           1999
                                                           ----

                                                            Actual             Pro Forma
                                                            ------             ---------

             Revenues                                     $     748           $    14,555
             Gross profit                                 $      36           $   (14,798)
             Net loss                                     $(998,933)          $(2,251,076)
             Net loss per common share - basic            $   (0.28)          $     (0.37)
          Weighted average common shares
          outstanding                                     3,599,749             6,099,749


BALANCE SHEET DATA:

                                                              As of September 30, 1999
                                                              ------------------------
                                                            Actual             Pro Forma
                                                            ------             ---------

Current assets                                             $253,524            $   253,989
Working capital                                            $227,792            $   227,657
Total assets                                               $915,749            $ 6,166,349
Total liabilities                                          $ 25,732            $    26,332
Stockholders' equity                                       $890,017            $ 6,140,017


         The pro forma financial information reflects the acquisition of Member Net, Inc., as if this transaction had occurred as at January 29, 1999 with respect to the Statement of Operations Data and at September 30, 1999 with respect to the Balance Sheet Data. The various adjustments are more fully described in the pro forma financial data included with the consolidated financial statements in this prospectus.

                                  RISK FACTORS

         An investment in the shares of our common stock being offered by the selling security holders is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating newagecities.com and its business before purchasing the shares being offered by the selling security holders.

         This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to these differences include those discussed below and elsewhere in this prospectus.


WE HAVE A HISTORY OF LOSSES DURING OUR SHORT PERIOD OF EXISTENCE. WE MAY NEVER ACHIEVE PROFITABILITY AND IN THAT EVENT, WE WILL NEED TO TERMINATE OUR OPERATIONS AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.


         We only began operations in April 1999. At September 30, 1999, we had limited cash of $158,599 and an accumulated deficit of $998,933. Although we have began to receive limited revenues during August 1999, we will continue to incur significant start-up costs as we build up our business. As a result, we expect to continue to incur losses until we are able to significantly increase our client base and revenues. Our potential for future profitability will depend on our ability to increase our client base and our revenues while controlling costs. If we do not begin receiving revenue when expected or we are not able to control our start-up costs, your entire investment in us may be lost.


         Because of these conditions, our independent public accountants have included an explanatory paragraph in their report dated October 14, 1999 expressing doubt about newagecities.com's ability to continue as a going concern.

BECAUSE WE ARE STILL AN EARLY STAGE BUSINESS, YOU HAVE A VERY LIMITED BASE TO EVALUATE US AND DETERMINE OUR PROSPECTS FOR ACHIEVING OUR INTENDED BUSINESS OBJECTIVES.

         We are prone to all of the risks involved in setting up any new business venture. You could consider the chances of our future success to be highly speculative in view of our limited operating history, as well as the limited resources, problems, expenses, risks, and complications frequently confronted by similar companies in the early stages of development. This is particularly so for companies in the new and rapidly changing Internet market. To address these risks, we must, among other things:

         o Introduce and successfully execute our business and marketing strategy;

         o   Continually update and improve our product and service offerings;

         o   Continue to develop and upgrade our technology;

         o   Increase our customer base;

         o   Respond to competitive developments; and

         o   Attract, retain and motivate qualified personnel.

         We may not be successful in dealing with these risks, and our failure in this regard could have a material adverse impact on our business, prospects, financial condition and results of operations.

WE MAY NEED ADDITIONAL CAPITAL WHICH MAY NOT BE AVAILABLE


         Earlier this year, we received net proceeds from the sale of shares of our common stock of approximately $1,000,000 and recently we received another $952,498. We believe these funds will satisfy our cash requirements for our program for approximately 6 months since the latter amount needs to be repaid on April 30, 2000 unless extended. Over the next 12 months, we will likely need at least $1,500,000 to expand our personnel and operating needs. Our operations are capital intensive and our growth through acquisition strategy will consume a substantial portion of our available working capital. Depending upon the timing and rate at which we are able to produce revenues from operations, we may require additional capital to fund our operations. We cannot predict whether additional financing, if required, will be available to us on acceptable terms.


WE MAY HAVE DIFFICULTY EXPANDING OUR NETWORK INFRASTRUCTURE AND MANAGING POTENTIAL GROWTH

         Further expansion of our operations will be required to address potential growth of our customer base and market opportunities. Expansion, such as our acquisition of Member Net, will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees and we will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base in order to consider expanding. We will also be required to expand our finance, administrative and operations staff. Further, we will need to enter into relationships with various strategic partners, Web sites, product manufacturers and distributors, and other online service providers. Our failure to expand our computer and network infrastructures and manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

FAILURE OF OUR INTERNAL SYSTEMS MAY ALSO DAMAGE OUR OPERATIONS

         We use internally developed systems to provide our online services and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add additional features and functionality to our services that likely will require us to develop or license additional technologies. While our current systems are capable of meeting anticipated level of use, if we grow substantially, we will need to meet increased traffic which will mean we will constantly need to improve our transaction processing systems. Since we only have limited resources both financially and personnel wise, we could experience major system disruptions, slower response times, reduction in levels of customer service, or disappointed user experiences. Our inability to meet these needs would have a negative effect on our business.

INTENSE COMPETITION IS A FEATURE OF ONLINE COMMERCE AND WE ARE A VERY SMALL
FACTOR

         The market for online commerce over the Internet is new, rapidly evolving and intensely competitive. Competition will likely increase in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. As a company with limited resources, we expect to have significant problems in competing.

         We currently or potentially compete with a number of other companies, most of which have considerable advantages over us. We face competition from a number of large online communities and services that have expertise in developing online commerce and online person- to-person interaction. Certain of these potential competitors including Amazon.com, America Online, Inc. and Microsoft Corporation, currently offer a variety of business-to-consumer trading services and classified ad services.

         Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and large newspaper or media companies, may also compete in the online e-commerce market. Competitive pressures created by any one of these companies, or by our other competitors, could have a damaging effect on our business, results of operations and financial condition.

BRAND DEVELOPMENT IS CRITICAL AND WE MAY NOT DEVELOP A MARKETING STRATEGY THAT WILL PRODUCE SUFFICIENT RECOGNITION

         We believe that establishing recognition of our brand name and service is critical to gaining widespread acceptance of newagecities.com. Promoting and positioning our brand so that customers will recognize and use our services will depend largely on the success of our marketing efforts and our ability to provide high quality services.

         In order to promote our brand, we will need to financially support our marketing program and increase our financial commitment to creating and maintaining brand loyalty among users. Further, we cannot say that any new users attracted to newagecities.com will conduct transactions on a regular basis. Since the New Age concept applies to a range of products and concepts, people need to associate the newagecities.com name as an important portal for new age products and services. This will require extensive marketing and advertising resources which we do not have presently. We may never have enough funds, skilled marketing personnel or sufficient quality products or services so that members of the new age community will look to newagecities.com as a primary source for these products and services.


         If we are not successful in achieving recognition of the newagecities brand, we will have difficulty maintaining our operations.

BECAUSE OF OUR LIMITED OPERATIONS AND RESOURCES, WE RUN THE RISK OF NOT BEING ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES IN THE INTERNET INDUSTRY

         The market in which we compete faces rapidly changing technology, evolving industry standards, frequent new service and product introductions and changing customer demands. Because of our limited operations and resources, we are at a disadvantage in keeping up with technological developments. Accordingly, our future success will depend on our ability and having sufficient resources to adapt to rapidly changing technologies. We will also need to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competition and the evolving demands of the marketplace. Meeting these requirements will require substantial expenditures to modify or adapt our services or infrastructure and to hire the needed personnel and management talent familiar with these upgrades. Because of our limited resources, we expect to have greater limitations keeping pace with technological developments than others.

THERE ARE RISKS RELATED TO CONSUMER TRENDS AND THE NEW AGE MARKET WHICH CAN CHANGE RAPIDLY AND NEGATIVELY AFFECT OUR OPERATIONS

         The success of newagecities.com will be based on the continued interest of consumers in the New Age industry. Future revenues will depend upon continued demand for the types of goods and psychic services that are listed on newagecities.com 's web sites. The popularity of certain categories of items among consumers may vary over time due to scarcity, value, and social and consumer trends in general.

         A decline in the popularity of psychic services or other items could reduce the overall volume of transactions resulting in reduced revenues. In addition, consumer interest in psychic phenomena may temporarily inflate the volume of certain types of items and services listed on the newagecities.com web sites, placing a strain on our infrastructure and transaction capacity. These trends may also cause major fluctuations in our operating results from one quarter to the next.

         Any decline in demand for our goods offered through the newagecities.com web sites due to changes in consumer trends could have a harmful effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH ACTIVITIES ON NEWAGECITIES.COM'S SERVICE COULD EXPOSE US TO LIABILITY

         The law relating to the liability of providers of online services for activities on the service is currently developing. We know that goods, such as alcohol, tobacco, firearms, adult material and other goods may be regulated by local, state or federal authorities. It is also possible that certain of our products and services, ranging from candles and sharp edged objects to psychic services, if used improperly or misunderstood, could result in claims against us.

         Because we are small and have limited resources, we may be unable to prevent the unlawful exchange of goods on our service or avoid civil or criminal liability for unlawful activities carried out by users through our service. Once again, we may not be able to hire the personnel, introduce appropriate technology or keep sufficient track of legal developments to deal with this risks because of our limited resources and experience. Introducing appropriate systems and safeguards may require us to spend substantial resources or to discontinue various service and product offerings. Costs incurred as a result of these matters could have a negative effect on our business, results of operations and financial condition.

ONLINE COMMERCE SECURITY RISKS COULD PROVE A BURDEN TO US

         Secure transmission of confidential information over public networks is a significant barrier to online commerce and communications. Technological developments could compromise or breach the technology we use to protect customer transaction data.

         Since our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We may have to spend significant capital and other resources to protect against security breaches or to deal with problems caused by these breaches. We cannot be sure that our security measures will prevent security breaches or our failure to prevent security breaches will not have a harmful effect on our business, results of operations and financial condition. Given our limited resources and personnel, we may not have the revenues or capital to develop or acquire the appropriate systems to give sufficient confidence to our customer base.

GOVERNMENTAL REGULATION OF THE INTERNET AND OTHER LEGAL UNCERTAINTIES COULD AFFECT OUR BUSINESS AND WE MAY NOT HAVE THE RESOURCES TO RESPOND

         We and other Internet related companies are not currently subject to direct federal, state or local regulation and laws applicable to commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the

Internet and other online services, it is possible that a number of laws and regulations may be adopted governing the Internet covering issues such as taxation, freedom of expression, pricing, content and quality of products and services, advertising, intellectual property rights, libel, obscenity and personal privacy. As a result of our lack of experience and limited resources, any regulations could have a more damaging effect on our business, results of operations and financial condition.

WE MAY BECOME SUBJECT TO LIABILITY FOR TAXES IN CONNECTION WITH OUR INTERNET SALES WHICH COULD BE BURDENSOME.

         We currently are not required to collect sales or other taxes on Internet sales of products, except in those states where we have a physical presence. Our business could be harmed if additional sales or similar taxes are imposed on us or if jurisdictions in which purchasers of our products require that we collect sales or similar taxes when selling over the Internet. Significant tax requirements could increase our costs associated with Internet sales. Additionally, increased costs associated with taxes passed on to consumers may discourage consumers from making purchases from us.

WE ARE DEPENDENT ON CERTAIN KEY EXECUTIVE OFFICERS

         We are depending greatly on Joseph Ardito and Dr. Kenneth Shenkman, who are our key executives. Mr. Ardito is familiar with New Age market and Dr. Shenkman is knowledgeable on e-commerce and related Internet matters. While we have entered into contractual agreements with them, the loss of either of their services would be highly damaging to us. At this point, we do not have key-man insurance on either of their lives.

SECURITIES AND EXCHANGE COMMISSION RULES ON "PENNY STOCKS" COULD GREATLY AFFECT THE MARKET FOR OUR COMMON STOCK BY REDUCING LIQUIDITY AND THE ABILITY TO SELL OUR STOCK

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock" and be subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors, unless the common stock is listed on The Nasdaq SmallCap Market. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosure to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may adversely affect the ability of holders of shares of our common stock to resell them. While we intend at some future date to list our common stock on the Nasdaq SmallCap Market when we satisfy their various criteria, we cannot predict whether we will ever be able to qualify.

THE EXERCISE OF OUR OPTIONS AND WARRANTS WILL HAVE A DILUTIVE EFFECT.


         As of December 30, 1999, we had outstanding warrants to purchase a total of 1,050,000 shares of our common stock at prices ranging between $1.50 and $2.50 per share, including 120,000 warrants issued to directors and executive officers. In addition, we will issue warrants to purchase 1,000,000 shares exercisable at $1.75 per share to the stockholders of Member Net as soon as that transaction is completed. At December 30, 1999, the closing price of our common stock was $2.31 per share. The existence of these warrants may negatively affect the terms under which we are able to attract additional equity capital. In addition, the exercise of these warrants may have a material negative effect on the market price of our common stock.


YEAR 2000 PROBLEM OF OUR SERVICE PROVIDERS MAY RESULT IN DECREASED SALES.

         While we believe that our limited systems and those of our primary service providers and vendors are Year 2000 compliant, we are developing contingency plans to identify alternate vendors, suppliers and service providers in the event that our current vendors, suppliers or service providers suffer significant disruption as a result of Year 2000 compliance failures. If third parties with whom we deal with have Year 2000 problems that are not resolved, the following problems could result:

         o our sources of supply from vendors and suppliers could be disrupted;

         o our third-party service providers could receive, process and transmit inaccurate or out-of-date data, lose customer orders, invoices, billing and payment information or be unable to perform fulfilment services;

         o our ability to access our bank accounts could be disrupted, potentially resulting in liquidity stress;

         o our customers could be unable to place orders with us and complete payment transactions

         o failure of third-party equipment, software, or content to operate properly with regard to the Year 2000 and subsequently could require us to incur unanticipated expenses to remedy any problems, which could have a material negative effect on our business, results of operations, and financial condition.


                                 CAPITALIZATION


         The following table sets forth our capitalization as of September 30, 1999 as well as our pro forma capitalization as of that date giving effect to the completion of the acquisition of Member Net. The table does not reflect the exercise of any of the warrants or convertible securities of newagecities.com. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The information in this table gives effect to a 1:80 reverse stock split of our outstanding common stock we completed on April 6, 1999.




                                                                       September 30, 1999
                                                                       ------------------
                                                                   Actual          Pro Forma
                                                                   ------          ---------


Stockholders' equity:
         Common stock, $.02 par value,
         45,000,000 shares authorized,
         3,599,749 shares issued
         and outstanding (actual),
         6,099,749 shares issued and
         outstanding (pro forma)                                 $   71,995       $  121,995

Additional paid-in capital                                        1,817,255        7,017,255
Stock subscription receivable                                          (300)            (300)
Accumulated deficit                                                (998,933)        (998,933)
                                                                 -----------      ----------

         Total stockholders' equity                              $  890,017       $6,140,017



                                 USE OF PROCEEDS


         We will not receive any proceeds upon the sale of shares by the selling security holders. However, this prospectus relates to the sale of up to 850,000 shares that may be issued in the event of exercise of the warrants held by selling security holders. In the event all the warrants are exercised, we will receive proceeds of $1,875,000. These proceeds, if received, will be used for working capital purposes.

                  PRICE RANGE OF COMMON STOCK, DIVIDEND POLICY
                          AND NUMBER OF RECORD HOLDERS


         Our common stock is traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "NACT". The reported high and low bid prices for the common stock are shown below for the period from April 14, 1998, the date our common stock began trading on the OTC Electronic Bulletin Board, through September 30, 1999. The prices do not always represent actual transactions. The following information gives effect to a 1:80 reverse stock split of our outstanding common stock completed on April 6, 1999. As of November 30, 1999, we had 1,056 stockholders of record.

Period                                         High            Low
------                                         ----            ---

Quarter ended June 30, 1998                   $3.20          $   .80

Quarter ended September 30, 1998              $2.48          $   .80
Quarter ended December 31, 1998               $4.80          $  1.60

Quarter ended March 31, 1999                  $5.60          $  1.60
Quarter ended June 30, 1999                   $8.00          $  2.50
Quarter ended September 30, 1999              $3.75          $  1.37


         On December 30, 1999, the closing price of our common stock was $2.31.


         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

                                PLAN OF OPERATION

         During the 12-month period immediately following the date of this Prospectus, our goal is to design and begin to operate a Web portal focused on providing services and selling goods related to the New Age concept. The term "New Age" refers to a set of beliefs and practices that originated in past time and includes aromatherapy, astrology, crystal energy, eastern philosophy, natural health, psychics, UFOs and a host of other topics. The Internet has emerged as one of the fastest growing sectors of the economy and is becoming a major part of the lives of a greater number of people which includes a large number of online shoppers. Newagecities.com is creating a Web site that serves as a doorway or portal to a range of information, products and services specifically designed with the New Age community in mind. In order to accomplish our goal, we must create, with the assistance of various consultants, a complex computer network and e-commerce based system which will allow our clients to receive our services and purchase New Age related products from their personal computers. We are developing our computer systems and network so that they can evolve into a fully operating system which will allow newagecities.com to provide services and market its products on a larger scale.

         Our goal is to build newagecities.com into a leading online destination for members of the New Age community. We believe the execution of this strategy will help newagecities.com to realize revenue growth through expanded e-commerce offerings as well as advertising and marketing opportunities. The key to implementing this strategy requires increasing our membership, building brand recognition, enhancing the online features of our Web portal, maintaining fresh content and integrating new technology.


         In order to implement our business plan, newagecities.com will need to build strategic alliances with companies that provide products and services that are important for us to achieve our goals. To this end, newagecities.com has completed licensing arrangements for e-commerce software and entered into an agreement which has provided us with a Web page incorporating a "New Age Look".

         To further advance our strategic plan, on July 30, 1999, newagecities.com entered into an agreement for the acquisition of Member Net, Inc. which has an existing Web site geared towards New Age consumers. We expect this transaction will be closed in the first half of January 2000. Along with this content, the acquisition provides newagecities.com with access to an existing membership base of over 60,000 people as well as approximately 500,000 individual web page views per month. The membership base offers us a targeted market to approach for sales of our products and services. The additional page views gives us the opportunity to sell advertising to others seeking access to our target market.

         Newagecities.com commenced active operations in April 1999. We began receiving limited revenues beginning in August 1999, apart from any revenues derived from the acquisition of Member Net, which has limited revenues, and which is expected to be completed in the near future. For the period January 29, 1999 (inception) through September 30, 1999, newagecities.com had revenues of $748 from sales of music CDs and operating expenses totaling $1,005,687, representing essentially all of our net loss which totaled $998,933 for that period. Operating expenses consisted of research and development charges of $258,750, general and administrative expenses of $387,723 and non-cash charges associated with compensation of $359,749. We funded these research and development expenses through issuance of 150,000 shares of our common stock and warrants to purchase 75,000 shares. Our general and administrative expenses consisted primarily of payroll and professional fees.


         For the year ended December 31, 1998, Member Net had revenues of $26,768 and income of $-0-. For the nine months ended September 30, 1999, Member Net had revenues of $13,807 and a net loss of $135. The loss for this period reflects a substantial increase in the cost of sales of $28,641 due to increased business activities and sales efforts. Member Net's revenues were generated from the sale of e-mail psychic readings, dream profiles and astrological charts as well as commissions earned via banner ads.


         At September 30, 1999, newagecities.com had current assets of $253,524 and working capital of $227,792, which amount will not be affected by the acquisition of Member Net. Substantially all of the working capital was obtained as a result of a private offering conducted between March and April 1999 which resulted in the receipt of net proceeds of approximately $600,000 and the issuance by newagecities.com of 300,000 shares at $2.00 per share. At September 30, 1999, the Company had a cash balance of $158,599. Our current financial resources will not be sufficient for us to accomplish our goal. Over the next 12 months, our management estimates that we will need to raise approximately $1.5 million and hopefully up to $3 million primarily to further develop our computer network infrastructure ($170,000), acquire products for sale to our New Age customers ($480,000), advertising ($500,000), marketing ($200,000) and for expanding our staff ($150,000). These funds will need to be raised through a private placement of our securities, strategic investments or public financing. Revenues from operations are expected to provide only limited resources during this 12-month period.


         In November 1999, newagecities.com received a loan of $50,000 from an existing stockholder and issued a secured promissory note collateralized by equipment and inventory to the noteholder. Newagecities.com also issued a warrant to purchase up to 50,000 shares of its common stock to this noteholder exercisable at $1.50 per share on or prior to June 30, 2005.



         On December 21, 1999, newagecities.com received net proceeds of $952,498 and issued its promissory notes in the aggregate principal amount of $1,041,300 to certain non-U.S. investors under Regulation S of the Securities Act of 1933. The notes are due on April 30, 1999 and bear interest at the rate of 8% per year payable at the time that principal is paid. The notes are convertible into a total of 822,700 shares of common stock of newagecities.com.

         With this funding, we will have the opportunity now to launch our advertising program on both the Internet and in trade magazines as well increase our inventory of products. This should produce current revenues prior to April 30, 2000. In addition, it also allows us to increase our customer base and our industry status, which should also help us to attract further capital as well as to further increase our potential for advertising revenue. We cannot assure you, however, that all this will take place or that we will be able to extend the maturity dates of the notes if necessary. If we are not able to raise sufficient additional capital or extend the maturity dates for the above loans, we may be required to suspend or terminate our operations.


IMPACT OF YEAR 2000


         We are aware of the issues associated with the programming code in existing computer systems associated with the Year 2000. The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the Year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the Year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the Year 2000 issue. While we have only limited hardware and software in use, we have reviewed all software and hardware used internally by us in all support systems to determine whether they are Year 2000 compliant. All of our existing software has already been upgraded by the manufacturer or was recently purchased and is Year 2000 compliant. Therefore, we believe our existing systems are Year 2000 compliant. We believe that systems purchased in the future will also be Year 2000 compliant, and we will receive appropriate confirmation and demonstrations in connection with any purchases.

         Since we have only limited systems, hardware, software, equipment and appliances given our phase of development, we do not believe that the total cost for Year 2000 compliance will be material.

         We cannot, however, predict the effect of the Year 2000 issue on companies with which we transact business. Therefore, we cannot assure you that the effect of the Year 2000 issue on these companies will not have a material negative effect on our business, financial condition or results of operations.

         We use third-party equipment, software and content, including non-information technology systems, such as our security system, building equipment and non-capital IT systems with embedded microcontrollers that may not be Year 2000 compliance. However, virtually all of these purchases are recent acquisitions or we have had assurance from service providers that they are Year 2000 compliant. As a result of these factors, our contingency plan is primarily focused on locating back-up suppliers and service providers for critical systems. For example, while we believe our current local web hosting provider is Year 2000 compliant since we have confirmations from them, we have arranged back-up service from another web-hosting provider from whom we also received compliance confirmation. In addition, in order to minimize potential adverse Year 2000 compliance problems, we have established certain procedures.

These procedures include designating our primary information technology officer to identify, correct, test and implement solutions to Year 2000 problems as they arise. In addition, we have also added additional inventory of products and components to allow us to remain operational, if third-party vendors incur Year 2000 problems. We do not have any other contingency plans to address Year 2000 issues and we do not intend to do so.

         If our software and computer systems and those of our third-party suppliers should fail to be Year 2000 compliant, it would have a material adverse effect on us. A significant disruption of the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have a material negative effect on demand for our products and services and would have a material adverse effect on us. A reasonable worse case Year 2000 scenario could involve a major failure of our material systems or our vendors' material systems or failure of the Internet to be Year 2000 compliant. These could have material adverse consequences for us. These consequences would include difficulties or interruptions in operating our website effectively, taking customer orders, processing orders, making deliveries or conducting other fundamental parts of our business.

                                  OUR BUSINESS

         Newagecities.com, Inc. is a development stage company whose goal is to become a leading provider of Internet Community-building and electronic commerce services for the New Age population and to create a demographically targeted Web site on the Internet focused on the New Age community. The New Age population consists of many millions of people interested in a variety of different areas, including aromatherapy (mood changing aromas), astrology, crystal energy, eastern philosophy, natural health, psychics, and a host of other topics. Newagecities.com is creating a Web site that serves as a doorway, or portal, to a range of information, products and services specifically designed with the New Age community in mind.

         Newagecities.com will feature a broad set of easy-to-use tools designed to create an online community of members. Members represent the core audience of newagecities.com and its most valuable users. The site also features extensive e-commerce capabilities. We offer a large selection of New Age related products as well as the chance for other retailers and users to sell products as well. Newagecities.com will also offer high quality audio and video psychic readings online.

OUR BACKGROUND

         Psychicnet.com, inc. was formed on January 29, 1999 to provide "New Age" services and products on the Internet. On April 6, 1999, Psychicnet was acquired by Virginia City Gold Mines, Inc., an Idaho corporation, for 2,700,000 shares of common stock. The exchange was completed through an Agreement and Plan of Reorganization between Psychicnet and Virginia City. Virginia City had no operations at the time of the acquisition. The exchange was accounted for as a reverse acquisition under the purchase method for business combinations. Subsequent to the exchange, Virginia City changed its name to newagecities.com, Inc., its present corporate name. We expect to reincorporate into the State of Florida in the near future.

INDUSTRY BACKGROUND AND GROWTH OF INTERNET

         The Internet has emerged as one of the fastest growing sectors of the economy. As computer and Internet access prices decrease, the number of online shoppers increases. In a recent study of online shoppers, Ernst & Young found that 10% of the households they surveyed had purchased goods online in 1998 (The Second Annual Ernst & Young Internet Shopping Survey; Ernst & Young, 1999), with that number expected to increase substantially in the coming years. Additionally, more and more retailers are preparing to enter the world of online shopping, recognizing the additional sales potentials and larger customer access base.

         The Internet has opened the door to new worlds for many and offers the opportunity to reach millions of people with a product, service or idea. It enables people to interact in ways that were not possible before with traditional communication media. It also offers new and effective methods for online retailers to connect with their customers and for advertisers to reach highly targeted markets.

THE NEW AGE POPULATION AND MARKET

         The term "New Age" is typically used to refer to a set of beliefs and practices that originated in centuries past. These include aromatherapy, astrology, crystal energy, eastern philosophy, natural health, psychics, UFOs and a host of other topics. Although each of these areas is distinct from the others, they are all considered within the umbrella concept of "New Age."

         Although the term "New Age" has come in and out of vogue over the years, the ideas that it represents have shown a steady growth in public interest. Often items that fall into the New Age genre are classified within a more mainstream category. The book sensation, The Celestine Prophecy, by James Redfield, is a prime example. The book has sold over 7 million copies to date and is clearly a "New Age" title, although it is commonly classified as fiction. Other best- selling book examples include Conversations with God, by Neale Donald Walsch, as well as the myriad of best-sellers by Deepak Chopra. These and other New Age books are found on the shelves (and Web sites) of all major book retailers in various sections of the store, including psychology, religion, self-help, philosophy, UFOs, etc. Overall, it is clear that the market for New Age products can be quite substantial. In fact, preliminary results of a forthcoming study (New Editions New Age Consumer Survey, Sophia Tarla, Ph.D., New Editions Retailers) reveal the following encouraging facts about New Age consumers:

         o The average age is 44, with a majority between the ages of 30 and 59.

         o Two-thirds have college degrees and 41% have completed post-graduate work. o The average New Age consumer spends over $1,000 annually on New Age items. o The New Age consumer base is estimated at over 38 million.

         o   New Age industry sales average over $44 billion dollars annually.

         These statistics represent values for the United States only. We have no information on the potential international market.

         The average New Age consumer is also very close to the average Internet consumer. Ernst & Young recently released a survey of online shopping (The Second Annual Ernst & Young Internet Shopping Survey; Ernst & Young, 1999) which highlighted the following facts about online shoppers:

         o   68% are over 40 years old

         o   94% have had some college background

         o   46% generate $50,000 plus in annual income

THE NEED FOR A NEW AGE ONLINE DESTINATION

         The New Age population is a large and under served market segment that desires interaction, communication, a sense of community and an environment that caters to their particular needs. New Age consumers build their own communities off-line. We believe they are interested in extending these communities onto the Internet because of the opportunity for interaction on a larger scale.

         For many in the New Age community there is also a need for access to products and services that are not commonly available. Most New Age products are purchased at small retail stores that specialize in this industry. However, in many areas where these stores are not present, New Age consumers are somewhat limited to those products available in more mainstream outlets. Even those that have New Age stores in their vicinity are often disappointed because these stores can only stock a small amount of products.

         We believe that creating an online destination specifically designed for New Age consumers is crucial to marketing to this population. The rapid growth in the number of New Age consumers has created a marketplace for products and services that outside advertisers should attempt to reach. Newagecities.com offers a means for these advertisers to reach this market in a manner not possible in more traditional advertising media.

THE NEWAGECITIES.COM SOLUTION

         We believe our company can serve as the conduit between the New Age community and the Internet. The site will be a Web portal where members of this community can interact, be entertained and shop in an environment that caters specifically to their needs and desires. Newagecities.com integrates community and commerce through a network of different Web sites and features focused primarily on the New Age devotee and by offering updated content and a forum for community interaction.

         Newagecities.com will enable site visitors to create their own place within our Web site. We will offer users the ability to join and become involved in what we hope will be an important site for the New Age community. They will be provided with free disk storage space and publishing tools to quickly and easily create their own pages within any of the site's topically organized categories. Members will be encouraged to keep their areas current and interactive through the use of chat and bulletin board services to be provided by us.

         Newagecities.com is designing a broad range of e-commerce capabilities to offer products to New Age consumers. There will be six company stores within the site, each to be focused on a different New Age area. In addition, we will offer people the opportunity to open mini-shops, where they can market their own wares as well as selected products from our database of products. Mini-shops will be easy for a user to set up and provide a marketplace for

Web users to buy and sell online to other users and visitors in an easy to navigate environment with newagecities.com deriving a percentage of all sales.

         We will also allow people who do not own Web stores to offer products that our stores or any of the other mini-stores offers via an affiliate program. An affiliate program will allow anyone with a Web page to list an item for sale on their existing page. The product can then be purchased through newagecities.com, with the Web page owner receiving a commission.

         An additional unique feature of newagecities.com will be our "See and Hear" psychics. Using the latest in "streaming" technology, users can receive an online psychic reading complete with audio and video. The users will both see and hear the psychic during the reading, creating a bond and ensuring a more intimate and emotional experience during a reading. The sophistication of this technology will set newagecities.com apart from any competition and assure repeat business and recommendations to other clients. Following their readings, clients will have the option to download a full audio/video copy of their reading to their computers for free. By allowing people to share the experience with friends, newagecities.com expects to build a strong word-of-mouth advertising campaign.

         Newagecities.com has launched an Internet-only radio station at the Web site address "newagesound.com." The station offers continuous (24 hours a day) New Age music and programming. Newagesound.com is available to anyone with Internet access. We are using advanced streaming technology to provide high quality and accessibility for all users. We have available a full audio studio as well as the ability to broadcast large amounts of data directly through one of our direct high-speed connections to the Internet.

         Newagesound.com will generate revenues through product and advertising sales. Advertising will be sold for both "on-air" commercials and on the Web site. Web site advertising takes the form of banners or other graphics with links back to the advertisers' sites. Product sales consist of New Age CDs and cassettes.

STRATEGY

         Our goal is to build newagecities.com into a leading online destination for members of the New Age community. We believe that successful execution of this strategy will help newagecities.com realize revenue growth through expanded e-commerce offerings as well as advertising and marketing opportunities. We believe the key elements to our success are as follows:

         o Increasing Membership - One of the most valuable assets of any Web site is its members. Typically members account for a large percentage of all product purchases. Members also offer a target demographic category of users for us as well as other advertisers and marketers. Membership is free and simply requires that the user list some basic information, such as name and e-mail address.

             Membership benefits include access to areas reserved for members, special members-only services and discounts on selected products. It is our intention to increase membership by actively marketing and promoting the site, as well as constantly refreshing and updating the content and other features.

         o Building Brand Recognition - The key to attracting increased numbers of users to our site is to build brand recognition. Our strategy for enhancing brand recognition consists of maximizing our exposure to the New Age population through both on and offline advertising and marketing opportunities.


         o Enhancing Online Features - In order to encourage more visits and increased lengths of stay, we will constantly be updating our content, products list and service offerings. We are continually seeking new features to bring in user traffic and keep their attention.

         o Fresh Content - To encourage return visits, much of the content available on newagecities.com is updated on a regular basis. Items such as daily horoscopes, new item reviews and updated articles keep people coming back, offering additional opportunities for advertising and product sales.

         o New Features - New Internet technologies and interactive Web software will be introduced all the time. To the extent that any of these new developments complement our existing features and meet our strategic goals, they will be implemented on the site.

STRATEGIC ALLIANCES

         We believe that one of the keys to our possible success will be building strategic alliances with companies that provide products and services that are important for us to reach our goals. To that end, we have already entered into agreements with QSound Labs, Inc. and Virtacon Corporation as well as an agreement for the acquisition of Member Net, Inc.

         Our alliance with QSound Labs provides us with licenses for Internet Store and AffiliateDirect. Internet Store is the e-commerce software that will serve as the backbone for all of our online shopping activities. Our online stores are created using this software. In addition, Internet Store allows us to offer other merchants the chance to open their own online stores. AffiliateDirect is the software that allows Web page owners to sell any of our products on their pages and earn a commission. We believe that Internet Store and AffiliateDirect are already two of the most complete and easy-to-use packages of their kind available. In addition, QSound has agreed to customize the software to our specifications. QSound Labs will receive 3% of Web site revenues generated from product sales using their software. In addition, they received 400,000 shares of common stock and options to purchase 125,000 shares of our common stock exercisable at $2.25 per share over a five year term, which has been valued at $671,250.

         Virtacon Corporation, formerly Virtual Financial Corp., is an Internet development and public relations firm. Virtacon's designers and programmers are creating our Web pages and applications. They have created a "New Age look" specifically for us, and embedded it into an easy-to-use format. In our initial stages of operations, all of our Web content will be housed at Virtacon. Virtacon is also working closely with QSound to integrate our e-commerce software into our format. Virtacon received 150,000 shares of common stock and options to purchase 75,000 shares of common stock exercisable at $2.25 per share over a five-year term for their services and work product, which has been valued at $258,750.


         We also have entered into an Agreement and Plan of Reorganization to acquire Member Net, Inc. of Chatsworth, California. The merger is expected to be completed by the first part of January 2000. Upon completion of the merger, Member Net will bring with it an existing Web site geared toward New Age consumers, "www.mindbodysoul.com." Mindbodysoul.com contains a great deal of content that complements that of newagecities.com and would be incorporated into our site. Along with the additional content, mindbodysoul.com has an existing membership base of over 60,000 people as well as approximately 500,000 page views per month. The additional members and page views should increase our revenues by allowing us to sell product to more people and offer more page views for advertiser and sponsor purchases. Upon completion of the merger, which is expected to be finalized in the near future, the stockholders of Member Net will receive 2,5000,00 shares of common stock and warrants to purchase 1,000,000 shares of common stock exercisable at $1.75 per share, which has been preliminarily valued at $4,250,000.


         Mindbodysoul.com would also bring with it licenses for software that will help us to bring in new visitors and keep the ones we have staying longer. One of these licenses is for an Internet search engine, which we would cater specifically to the New Age community. The search engine would contain a catalog of New Age destinations on the Internet, allowing users to search by keyword or category. Because the search engine will focus exclusively on New Age resources, it will be easier for members of the New Age community to find relevant Web sites and information. A second piece of software we would seek to license is browser-based e-mail. With this software, users would be able to sign up for their own newagecities.com e-mail address for free (i.e. johndoe@newagecities.com). Users will be able to check their e-mail from any place in the world with Internet access, using standard Web browser software such as Microsoft's Internet Explorer(R) or Netscape's Navigator(R). Each time they check their newagecities.com e-mail, they need to return to the site. These two pieces of software could ensure a constant flow of site traffic and opportunities to present advertising banners for us and other paid sponsors.

THE NEWAGECITIES.COM NETWORK

         Newagecities.com will consist of a number of individual sections, each with its own theme, content and product line. Each section will include its own set of chat rooms and discussion boards, as well as the opportunity to purchase products directly related to the section theme. These sections include the following.

         o        Crystal Warehouse - devoted to people interested in Crystals.
                  This section includes information about specific crystals, their geological properties and metaphysical uses as well as the opportunity to purchase Crystals.

         o New Age World - dedicated to the modern devotee of the New Age. Information and products from a variety of areas including aromatherapy, healing, meditation, yoga and other metaphysical disciplines.

         o Present Alternative - created to supply information and products for those interested in metaphysics and practices of other cultures including Far Eastern, Tibetan, Egyptian, South American, Australian and Indonesian.

         o AMOS - a comprehensive Alternative, Magic and Occult Superstore of New Age related books and music.

         o Shaman's Gate - a haven for those interested in Native American and other indigenous peoples' practices, beliefs and ceremonial items which may be purchased.

         o        Psychic Internetwork - home of our "See and Hear" Psychics.
                  People will prepay for blocks of time with a psychic that they can see and hear over the Internet using streaming technology.

         Newagecities expects to generate revenues from a variety of sources. We expect about 40% of our Year 2000 revenues to be realized directly through the sale of products listed on our stores. Almost 50% of sales is expected to be generated by psychics and other services. We also expect no more than 10% of our revenues to be generated via commissions on sales through the "mini-shops" owned by others. Finally, we expect that a nominal percentage of our revenues will be generated from the sale of advertising and sponsorships throughout our content areas.

ADVERTISERS AND SPONSORS

         Newagecities.com expects to be able to market to either the entire New Age niche, or to specific sectors within that market. As a result, we are exploring relationships with marketers who wish targeted access to these people. Advertisers will have access to this population via standard online marketing vehicles such as banner advertisements on Web pages. In addition, we are seeking sponsorship relationships with advertisers that wish to increase advertising effectiveness and brand recognition. Sponsorship arrangements are typically for longer lengths of time and involve higher dollar values. They also usually involve more than simple banner advertising and integration of the sponsors brand industry into a Web site section. We are currently assembling a sales and marketing team, one of whose tasks will be to better understand the needs of our customers and to help market towards these needs.

MARKETING AND PROMOTIONS

         Like most Internet companies, our marketing plan calls for both on and off-line marketing. Off-line marketing will cover a full range of media including television, radio, print, and event sponsorships. We are currently seeking alliances with industry specific magazines that will provide us increased exposure to a wide audience and a cost-effective means of advertising to our target market. Similar ventures with other media companies are also being explored. We will also be working with mini-shop owners who own (physical) retail stores to assist them in marketing their online stores and, by association, newagecities.com to their existing customer base.

         Online marketing includes ad placement in major search engines, keyword based advertising in search engines as well as advertising purchases on other relevant and popular online destinations such as America On Line, the GO Network and the Microsoft Network. We are currently negotiating bulk discounts on advertising rates because of the anticipated volume of our advertising needs along with those of our strategic partners. Additionally, we hope to be able to benefit from the marketing of individual Web pages and "mini-shops" that the site's users house with newagecities.com. An affiliate program will offer a unique opportunity to market our products and brand our name through other sites on the Web.

INTERNATIONAL MARKETS

         We expect that some portion of our traffic and revenue generation will result from markets outside of the United States. Many New Age ideas originated outside the U.S., and now the Internet makes it easier for cultures and ideas to spread globally. Additionally, many markets outside of the U.S. have no access to the range of products and services offered at newagecities.com.

TECHNOLOGY

         Our office contains a Windows NT network made up of computers purchased through Dell. All of our Web content is being housed on Dell computers at Virtacon. All of our machines are Dell certified Year 2000 compliant. Our Web servers are connected directly to an OC-12, one of the fastest possible connections to the Internet. All of our computers and our Internet connections have redundant systems in place to ensure reliability.

PRODUCT FULFILLMENT

         To accommodate our users' demand for products, newagecities.com has negotiated distribution arrangements with most of our vendors. As product distributors, we will benefit from better pricing, allowing us to offer discounted prices to clients on the site as well as the ability to wholesale to other retailers, both on and offline. Products will be shipped from our warehouse facility in Boca Raton, Florida. In the future we expect to arrange with our major suppliers to ship directly from their facilities to our customers.

COMPETITION

         We have found no Web sites devoted to the New Age community that contain the breadth and depth of information, interaction, entertainment and merchandise available at newagecities.com. Several content areas of newagecities.com are currently available at other sites, however, we believe they lack the completeness of our site. The ability to offer high quality "See & Hear" psychics appears to be unique to newagecities.com. Other sites offering psychic readings either do so via phone, email or video with text chat.

         The market for members, visitors, Internet advertising and online product is rapidly evolving and competition is sure to increase. With the rapid expansion of the New Age community and the limited number of barriers to entry, we expect additional competition to arrive over time. Some of our potential competitors may be larger, better funded and more technically capable than us. Increased competition may lead to pricing pressures on our advertising and product rates which could have adverse material effects on us.

EMPLOYEES


         Newagecities.com currently has twelve full-time employees. Four persons are in management and provide services in the areas of marketing and business development, finance and technology, one person is in administration, six persons are employed in operations and technology, and one person is in warehousing. No employee of newagecities.com is covered by a collective bargaining agreement nor is represented by a labor union. Newagecities.com considers its employee relations to be good.


FACILITIES

         Newagecities.com currently leases facilities consisting of approximately 2,500 square feet of office and warehouse space in Boca Raton, Florida. The rental for 1999 is $11,339, for 2000 is $15,991, for 2001 is $17,154 and for 2002 $4,361, plus newagecities.com's proportion share of taxes and insurance on the building. Our lease terminates on April 1, 2002.


         Newagecities recently signed a lease agreement for a new facility with the same lessor consisting of 5,145 square feet of office and warehouse space in Boca Raton, Florida. The lease will take effect upon completion of the facility build-out, which is currently scheduled for December 29, 1999. The lease is for a five-year period. The first year's rent is $43,732.50, the second is $45,919 and third, fourth and fifth are $48,215, $50,626, and $53,157, respectively, plus newagecities's proportionate share of taxes, insurance and operating expenses on the building. Simultaneous with commencement of this new lease, the lease on our existing space will be terminated. The termination of the prior lease was without liability to newagecities.

LITIGATION

         Newagecities.com is not a party to any litigation nor is it aware of any threatened litigation.

                                   MANAGEMENT

         Our executives officers and directors are as follows:

Name                          Age         Positions
----                          ---         ---------


Joseph Ardito, Jr.            42          Chairman and Chief Executive Officer
Dr. Kenneth Shenkman          34          President and Director
Stanley Siegel                67          Chief Financial Officer, Secretary,
                                          Treasurer and Director
Cory W. Smith                 29          Chief Technology Officer



         Mr. Ardito has served as a director, Chairman of the Board of Directors and Chief Executive Officer of newagecities.com since March 1999. Mr. Ardito previously worked in the following positions:



DATES AND POSITION                                         BUSINESS OR ACTIVITY

Between 1990 and 1998-Owner                                Present Alternative, Boca Raton, Florida.
                                                           This retail store sold New Age products and
                                                           psychic readings

1986 to 1991 - Vice President and Partner                  Professional Accounting Services Corp.
                                                           New York, New York.  This is an
                                                           accounting firm where Mr. Ardito headed
                                                           the marketing and client relations
                                                           departments, oversaw bookkeeping and
                                                           income tax departments and led the
                                                           computer integration division

Dr. Shenkman has served as a director and President of newagecities.com since March 1999. Dr. Shenkman previously worked in the following positions:

September 1997 - April 1999-Consultant                     As independent consultant, Dr. Shenkman
                                                           has been an independent computer and
                                                           Internet consultant and trainer.


January 1999 - March 1999-Director of                      Arc Communications, Inc., Tinton Falls,
Internet Marketing                                         New Jersey.  This company is engaged in
                                                           designing Web sites.

July 1995 - September 1998-Vice President                  Computer Coach, Inc., Boca Raton, Florida.
Operations                                                 This company engages in computer training
                                                           and Internet web design

Stanley Siegel is the father-in law of Mr. Ardito. Mr. Siegel has served as a director, Chief Financial Officer, Secretary and Treasurer of newagecities.com since March 1999. Mr. Siegel previously worked in the following positions:

1955 - 1996                                                Director of Human Resources, Head of
                                                           Special Accountings Department and
                                                           Accountant. United Merchants and
                                                           Manufacturers, Inc.

Mr. Smith was appointed Chief Technology Officer in October, 1999. Mr. Smith previously worked in the following positions:

Between May 1999 to September, 1999 -                      Bidnow.com, inc., Boca Raton, Florida
Interim Director of Technology                             This is a start-up Internet auction company


August 19, 1998 to May 1999 - Web Enabled                  Equifax Corporation, St. Petersburg, Florida
Technologies Manager


December 1996 to August 1998 - Senior                      Miami Herald Online, Miami, Florida
Online Designed and Project Manager


May 1996 to December 1999 - Director of                    Alton Entertainment Corp. (Internet Division
Technology                                                 Miami Beach, Florida


September 1995 to May 1996 - Creative                      Internet Communication of America, Inc.
Director                                                   Miami, Florida

         Our directors are elected at each annual meeting of stockholders. Our directors hold office until the next annual meeting of stockholders. Executive officers are elected by and serve at the discretion of the Board of Directors. Member Net has the right to designate for nomination the names of three prospective directors. We have not received the name of designees at this time.


BOARD COMMITTEES


         We plan to establish an audit committee, which will be responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of our internal accounting controls. The Audit Committee will be comprised of designees of Member Net, who will not be management employees, and Mr. Siegel. We will organize an independent compensation committee which will evaluate compensation programs for management and other employees as well as individual salary arrangement with our executive officers. This committee will also be composed of designees of Member Net or other independent directors added to our Board of Directors.


EMPLOYMENT AGREEMENTS

         We entered into two-year employment agreements with Messrs. Ardito, Shenkman and Siegel. No employment agreement has been prepared for Mr. Smith at this time. The terms of the agreements are as follows:


         JOSEPH ARDITO: Mr. Ardito is to receive an annual salary of $85,000 beginning April 1, 1999 and ending March 31, 2000 and $106,000 annual salary for the period April 1, 2000 and ending March 31, 2001. Mr. Ardito is entitled to a bonus of up to 25% of his annual salary each year. On April 1, 1999, Mr. Ardito was granted options to purchase a total of 40,000 shares of common stock at an exercise price of $2.00 per share. These options expire on March 31, 2003, and may be exercised for up to 20,000 shares beginning March 31, 2000 and as to the remaining 20,000 shares beginning March 31, 2001.

         KENNETH SHENKMAN: Dr. Shenkman is to receive an annual salary of $60,000 beginning April 1, 1999 and ending March 31, 2000 and $75,000 annual salary for the period April 1, 2000 and ending March 31, 2001. On April 1, 1999, Dr. Shenkman was granted options to purchase a total of 40,000 shares of common stock at an exercise price of $2.00 per share. These options expire on March 31, 2003, and may be exercised for up to 20,000 shares beginning March 31, 2000 and as to the remaining 20,000 shares beginning March 31, 2001.

         STANLEY SIEGEL: Mr. Siegel is to receive an annual salary of $50,000 beginning April 1, 1999 and ending March 31, 2000 and $62,500 annual salary for the period April 1, 2000 and ending March 31, 2001. On April 1, 1999, Mr. Siegel was granted options to purchase a total of 40,000 shares of common stock at an exercise price of $2.00 per share. These options expire on March 31, 2003, and may be exercised for up to 20,000 shares beginning March 31, 2000 and as to the remaining 20,000 shares beginning March 31, 2001.


         Each of the employment agreements terminates on April 2001. The officers are to devote full time and efforts to our business. Their agreements also have non-disclosure covenants during the term of employment and for a period of two years after the term of their employment. We may terminate each employment agreement for cause.


         Until an independent compensation committee is formally established to administer the above bonus program, no bonus will be paid to these executives for the initial year under their contracts unless the following objective criteria are met. The bonus will be based as follows:

         o        At least 10,000 new member sign-ups by March 31, 2000;
         o        At least six communities (these are unique content areas or subjects of interest) are available at our website;
         o        e-commerce capabilities are introduced with at least 5,000 products available for sale;
         o        Availability of live see and hear psychics at our website;
         o        At least ten merchant-owned "mini-shops" opened;
         o At least three other company-owned websites are up and running.

         In the event that any of these six criteria are not met, the amount of the bonus will be reduced by 16.7% from the maximum allowed. If for some reason an independent compensation committee is not organized by the second year of the employment contract, then the criteria for earning the bonus will be doubled.


KEY-MAN LIFE INSURANCE

         We do not have key-man life insurance on our officers or directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         The Idaho Business Corporation Act allows us to indemnify our officers and directors from liability incurred in furtherance of their duties under certain circumstances. In criminal proceedings, Idaho law states that we may indemnify an officer or director if he or she acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation if he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, Idaho law requires us to indemnify directors, who succeed on the merits of any defense proceeding or in any defense proceeding to which he or she was party because he or she was a director of the corporation for reasonable expenses incurred in connection with the proceeding. If we chose to indemnify our officers and directors in accordance with the provisions of the Idaho Business Corporation Act, our financial resources may be significantly affected.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to our directors, officers and controlling persons pursuant to the above, we are aware that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth as of December 15, 1999 information known to us relating to the beneficial ownership of shares of our common stock by:


o Each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock

o        Each director

o        All executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of newagecities.com, inc., 1181 South Rogers Circle, Suite 5, Boca Raton, Florida 33487.

         All persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.


         Under the securities laws, a person is considered to be the beneficial owner of securities that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. We determine beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus, have been exercise or converted. As of December 15, 1999, there were 3,599,749 shares of our common stock issued and outstanding. This does not include the 850,000 shares of our common stock issuable to the selling security holders upon the exercise of the warrants, 2,500,000 shares and warrants to purchase 1,000,000 shares to be issued to the stockholders of Member Net upon completion of that acquisition. We do not include in this table shares and warrants that would be issued to Member Net stockholders if that acquisition is completed.

Names and Address of                Number of shares        Percentage of shares
Beneficial Owner                    Beneficially Owned       Beneficially Owned
----------------                    ------------------       ------------------

Joseph Ardito                         1,220,000 (1)                 33.9%
Kenneth Shenkman                        369,500 (2)                 10.3%
Stanley Siegel                           90,000 (3)                  2.5%
Q-Sound Labs                            525,000 (4)                 14.6%
James Warner                            225,000 (5)                  6.3%
All executive officers and
directors as a group (3 persons)      1,679,500                     46.7%
-----------------
(1) The number of shares owned by Joseph Ardito also includes 20,000 shares held by his wife directly and 22,000 shares held by his wife as custodian for two minor children. Mr. Ardito does disclaim beneficial ownership of these other shares. They do not include 40,000 shares under options that may be exercised beginning March 31, 2000.


(2) Does not include 26,000 shares of our common stock beneficially owned by Mr. Shenkman's parents and 6,750 shares of our common stock issuable upon the exercise of warrants owned by Mr. Shenkman's parents. They do not include 40,000 shares under options that may be exercised beginning March 31, 2000.

(3) The number of shares beneficially owned by Stanley Siegel also includes 20,000 shares owned by his wife. They do not include 40,000 shares under options that may be exercised beginning March 31, 2000.

(4) Does not include warrants to purchase 15,000 shares of our common stock issued to David Gallagher, President of Q-Sound Labs.


(5) Mr. Werner's address is 4910 Blue Lake Drive, Boca Raton, Florida 33431. These include 200,000 shares of Vertacon Corporation for which he had sole voting and dispositive authority.


                              CERTAIN TRANSACTIONS


         In connection with the organization of Psychicnet.com, Inc., Messrs. Ardito, Shenkman and Siegel received shares of common stock in connection with the formation of Psychicnet.com. On March 8, 1999, we acquired Psychicnet.com, Inc., and as result of this transaction, 1,900,000 shares, 400,000 shares and 100,000 shares of our common stock were exchanged with Joseph Ardito, Kenneth Shenkman and Stanley Siegel, respectively. Thereafter, Messrs. Ardito, Shenkman and Siegel transferred an aggregate of 180,000, 35,000 and 30,000 shares of common stock respectively to various family members and friends without consideration and solely in appreciation of their relationships. Since at organization, Psychicnet had no value and newagecities.com had highly limited value at the time newagecities.com acquired the stock of Psychicnet from our current management, we believe that the share issuance was fair and reasonable to us.

         Mr. Ardito also transferred 400,000 shares of common stock to Q-Sound Labs valued at $1.60 per share in exchange for Q-Sound software licenses. In addition to the 400,000 shares of our common stock Q-Sound received from Mr. Ardito, Q-Sound also received warrants to purchase 125,000 shares of our common stock at $2.25 per share. Mr. David Gallagher, president of Q-Sound, separately received warrants to purchase 15,000 shares of our common stock at $2.25 per shares for agreeing to serve on our Board of Advisors if it is constituted. Since this transaction was the result of arms-length bargaining and the price per share of $1.60 for restricted stock corresponded to our stock offering under Rule 504 of $2.00, we believe this transaction was fair and reasonable.

         In February 1999, the individuals serving as officers and directors of newagecities.com at that time purchased an aggregate of 700,000 shares of common stock from newagecities.com at $.01 per share. The proceeds were used to pay expenses associated with the acquisition of Psychicnet.com. Since our current management was not involved with the original company (which changed its name to newagecities.com, Inc. following the acquisition), it is difficult to evaluate whether this transaction was fair to shareholders. However, since newagecities had only nominal value at this time, we believe that the transaction was fair and reasonable.

         During March and June 1999, we issued 6,000 shares of our common stock to the parents of Dr. Shenkman for $12,000 or $2.00 per share as part of our Rule 504 offering.


         In April 1999, we made a $40,000 interest free loan to Mr. Joseph Ardito, an officer and director. The loan was repaid by Mr. Ardito in June 1999.


         Inasmuch as the transactions involving officers and directors of newagecities.com and its predecessor, Psychicnet.com, occurred during a start-up phase or prior to active operations, it is difficult to evaluate whether these transactions represented arm's length transactions. We are unable to judge whether these transactions were as favorable to newagecities.com as those that could have been secured in arm's length transactions, but no operations would have begun if these transactions had not occurred. However, given the above circumstances, and the difficulties in developing a start-up operation facing large hurdles, we believe these transactions were fair and reasonable to newagecities.com.

         On July 30, 1999, the Company entered into a Merger Agreement and Plan of Reorganization dated as of June 21, 1999 with Member Net, Inc. which will provide for the merger of Member Net into a wholly-owned subsidiary of newagecities.com. The five stockholders of Member Net will receive from newagecities once the merger is completed, a total of 2,500,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock exercisable at an exercise price of $1.75 per share on or prior to June 30, 2001. The merger is expected to be completed within the near future.

         On December 21, 1999, we issued promissory notes in the principal amount of $1,041,300 under Regulation S to non-U.S. investors and received net proceeds of $952,498. The notes mature April 30, 2000. The notes are convertible into 822,700 shares of our common stock. Units of the notes representing a principal amount of $801,000 are secured by a pledge of 650,000 shares by two of the principal officers of newagecities.com. Thomson Kernaghan & Co. Limited, which acquired $801,000 principal amount of promissory notes for itself as well as agents for other non-U.S. investors, received a commission of $80,100 and also received a warrant to purchase 150,000 shares of our common stock exercisable at $2.50 per share on or prior to December 21, 2002. In addition, if during this exercise period, our common stock trades for less than $1.26 for 20 consecutive trading days, then we must also issue an additional warrant to purchase 150,000 shares during the same exercise period at the same exercise price. The investor for units of promissory notes in the principal amount of $240,300 received warrants to purchase 50,000 shares of our common stock for the same term and at the same exercise price, but without the additional warrant. We are obligated to register all of the underlying shares by April 30, 2000. If we do not, then we are to pay a penalty equal to 2% of the invested amount for each month after April 30.


                            DESCRIPTION OF SECURITIES


         Our authorized capital stock consists of 45,000,000 shares of common stock, $.02 par value per share. On December 15, 1999, there were 3,599,749 shares of common stock issued and outstanding. As of December 15, 1999, there are no shares of preferred stock authorized or outstanding. Also as of this date, there are warrants to purchase 875,000 shares of common stock outstanding.


COMMON STOCK

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In any liquidation, dissolution or winding up of newagecities.com, Inc., each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

WARRANTS

         Between March and June 1999, we issued warrants to purchase a total of 800,000 shares of our common stock. The general terms of the warrants are as follows:

Title
-----
Exercise Price:                     $2.25 per share

Expiration Date:                    June 30, 2001

Voting Rights:                      None

First Call or Redemption:           On 30 days written notice beginning
                                    September 1, 1999, we can redeem these
                                    warrants at $0.25 per warrant, if the common stock of newagecities.com has at a closing price per share of at least $3.50 for five trading days prior to the date of notice.

Second Call or Redemption:          Beginning June 1, 2000, we can redeem the
                                    warrants at $.001 per warrant if the common stock has a closing price of at least $5.50 per share for five trading days prior to the date of notice. The effect will be that newagecities can acquire back these warrants for a limited payment if our common stock price is high enough. This redemption could have the effect of shortening the term of these warrants.


         The transfer agent for our common stock is American Securities Transfer & Trust Co. and its address is 938 Quail Road, Suite 101, Lakewood, Colorado 80215-5517. They have also agreed to serve as our warrant agent.

                            SELLING SECURITY HOLDERS

         We have listed below:

         o        the name of each selling security holder.
         o the number of shares of common stock that each selling security holder beneficially owns as of the date of our prospectus.
         o we give effect to the exercise by the selling security holders of their warrants into shares of our common stock.
         o        the number of shares being offered by each of them
         o if the selling security holder is an entity, we have described below the table the controlling persons or parties for that entity

         The shares of common stock being offered are being registered to permit public secondary trading. These selling security holders may offer all or part of their shares for resale at various times. Newagecities.com is paying for all of the expenses of this registration.


         You should note that there are 850,000 shares of our common stock which are being offered by the selling security holders which are issuable upon the exercise of warrants. We will receive no proceeds of this offering, but we could receive up to $1,875,000 if the warrants to purchase shares of our common stock are exercised by the selling security holders.


                                    Shares                                       Shares            Percent of Class
                                    Beneficially             Shares Available    Beneficially      Beneficially
                                    Owned Prior to           Pursuant to         Owned after       Owned
Selling Security Holders            this Offering            this Prospectus     Offering          after Offering
------------------------            -------------            ---------------     --------          --------------

Barbara Ardito                             20,000                20,000                 -                   -
John Ardito                                 5,000                 5,000                 -                   -
Joseph Ardito                           1,220,000               470,000           750,000               0.139
Joseph and Nicoletta Ardito                50,000                50,000                 -                   -
Rachel Ardito                              11,000                11,000                 -                   -
Sara Ardito                                11,000                11,000                 -                   -
Carolyn Bagley                              6,000                 6,000                 -                   -
Leslie Cheslow                                500                   500                 -                   -
Anna Maria Cracolicci                       2,500                 2,500                 -                   -
Stephen Cook                                3,300                 3,300                 -                   -
Lisa Cudlipp                                5,000                 5,000                 -                   -
Jill Dahne                                115,000                15,000           100,000               0.019
Richard David                               6,000                 6,000                 -                   -
Krissy Dove                                   750                   750                 -                   -
Richard Dwyer                              75,000                75,000                 -                   -
Robert Fuller                               3,000                 3,000                 -                   -
David Gallagher (See Q-Sound Labs)        540,000               540,000                 -                   -
Richard Galterio                           25,000                25,000                 -                   -
Linda Gelfand                              10,000                10,000                 -                   -
Austin Gleason                              3,000                 3,000                 -                   -
Andrew Goldrich/Dore Perler                10,000                10,000                 -                   -
Zachary Gomes                               3,000                 3,000                 -                   -
H. Eugene Graves                            6,000                 6,000                 -                   -


                                    Shares                                       Shares            Percent of Class
                                    Beneficially             Shares Available    Beneficially      Beneficially
                                    Owned Prior to           Pursuant to         Owned after       Owned
Selling Security Holders            this Offering            this Prospectus     Offering          after Offering
------------------------            -------------            ---------------     --------          --------------

William Jackson                             3,000                 3,000                 -                   -
Gad and Marlene Janay                       3,000                 3,000                 -                   -
Marc Janis                                  1,500                 1,500                 -                   -
Michael Janis                               1,500                 1,500                 -                   -
Joseph Kearns                               6,700                 6,700                 -                   -
William Kearns                              3,000                 3,000                 -                   -
Louann LaBarbara                              250                   250                 -                   -
Vincent LaBarbara                          25,000                25,000                 -                   -
Dan Lee                                     6,000                 6,000                 -                   -
Roni Mandel                                 4,000                 4,000                 -                   -
Mario Marsillo                              2,000                 2,000                 -                   -
Steve McLaughlin                           15,000                15,000                 -                   -
Lauren J. Merritt                           5,000                 5,000                 -                   -
Ilene Mirman                               67,000                67,000                 -                   -
Johnny Mitchell                            10,000                10,000                 -                   -
Mario Novogrodzky                           3,000                 3,000                 -                   -
Victor Novogrodzky                          3,000                 3,000                 -                   -
Danielle Pepe                                 250                   250                 -                   -
Ron Piasecki                                6,000                 6,000                 -                   -
Robert Prager                                 750                   750                 -                   -
Shane Pullham                               1,000                 1,000                 -                   -
John Ramsey                                40,000                40,000                 -                   -
Eric Rand                                  25,000                25,000                 -                   -
Nicole Rodriquez                              250                   250                 -                   -
Len Schiller                                3,000                 3,000                 -                   -
Phil Schiller                               3,000                 3,000                 -                   -
Brian Shenkman                             10,000                10,000                 -                   -
Carole and Howard Shenkman                 26,750                26,750                 -                   -
Kenneth Shenkman                          369,500               219,500           150,000               0.028
Alvin Siegel                                3,000                 3,000                 -                   -
Bernice Siegel                             20,000                20,000                 -                   -
Brett Siegel                               25,000                25,000                 -                   -
Marc Siegel                               130,000               130,000                 -                   -
Stanley Siegel                             70,000                70,000                 -                   -
Zachary Siegel                             25,000                25,000                 -                   -
George Smith                                3,000                 3,000                 -                   -
Ted Stern                                   6,000                 6,000                 -                   -
Joel Stone                                  6,000                 6,000                 -                   -
Michael Volpe                                 500                   500                 -                   -
Jodi Wanderman                              1,000                 1,000                 -                   -
James Warner                              225,000               225,000                 -                   -
David Yaeger                                3,000                 3,000                 -                   -
Q-Sound Labs                              525,000               525,000                 -                   -
Atlas, Pearlman, Trop & Borkson, P.A.      20,000                20,000                 -                   -
Blue Waters Partners, Inc.                 87,000                87,000                 -                   -
Delphi Consulting Corp.                   100,000               100,000                 -                   -
River City Trading Company                 50,000                50,000                 -                   -
First Level Capital                        16,000                16,000                 -                   -
Virtacon Corporation                      200,000               200,000

-----------------------

*Less than one percent.

         Q-Sounds Labs is a Canadian corporation whose Chief Executive Officer is David Gallagher. He has sole voting and dispositive authority with respect to these shares.

         Atlas, Pearlman, Trop & Borkson, P.A., is securities counsel for Newagecities.com and presently consists of 16 partners, who collectively have voting and dispositive responsibilities for the securities.

         Blue Waters Partners, Inc. is a partnership whose two partners are Scott Eskew and Sean Eskew who have shared voting and dispositive responsibilities for the securities.

         Delphi Consulting Corp. is a corporation whose principal shareholder and chief executive officer is Gary Galbraith. He has sole voting and dispositive authority with respect to these shares. River City Trading Company is a corporation whose principal shareholder and chief executive officer is Gary Galbraith. He has sole voting and dispositive authority with respect to these shares.

         First Level Capital, Inc. is a corporation whose principal executive officers are Richard Galterio, Vincent Labarbara, Mario Marsillo, Al Mirman, Eric Rand and Marc Siegel. Al Mirman has sole voting and dispositive authority with respect to these shares. He is the husband of Ilene Mirman.

         Virtacon Corporation is a corporation whose principal executive officers and equity owners are Tom Payne, John Ramsey, Michael Simmons and James Warner. James Warner has sole voting and dispositive authority with respect to these shares.

PLAN OF DISTRIBUTION

o The sale of the common stock by the selling security holders may occur at various times in varying transactions.

o        These  may include block transactions by a selling security holders.

o Alternatively, the selling security holders may offer these securities through dealers or agents.

o The securities may be distributed by the selling security holders in one or more transactions that may take place on the over-the-counter market.

o These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals.

o These transactions may occur at market prices existing at the time of sale, at prices related to existing market prices or at negotiated prices.

o Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities. In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate.

         The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered. Any profits realized or commissions received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to be distributed. The prospectus will include the number of shares of common stock being offered. It will also include the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder. It will also disclose any discounts, commissions or concessions allowed or reallowed or paid to dealers, as well as the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to their sales in the market. We will provide each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of our shares of common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE


         At the date of this prospectus, we have 3,599,749 shares of common stock issued and outstanding. Of these, 899,749 shares are freely tradeable without restriction or further registration under the Securities Act. The outstanding shares do not include up to 2,050,000 shares that will be received upon exercise of warrants described eleswhere in the prospectus. It also does include the 2,500,000 shares of common stock to be issued to the stockholders of Member Net upon completion of the merger and up to 822,700 shows to be issued upon exercise of convertible promissory notes issued on December 21, 1999. They may be resold by their holders as long as they are covered by a current registration statement.



         All of the remaining 2,700,000 shares of common stock currently outstanding are restricted securities. Of these restricted shares, 800,000 shares are included in this prospectus. The remaining restricted shares will become eligible for sale commencing in March 2000.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage market prices for our common stock. It could also damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be reviewed for us by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. The law firm owns warrants to purchase a total of 20,000 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of newagecities.com, Inc. and subsidiary and Member Net, Inc. as of September 30, 1999 and December 31, 1998, respectively, have been included in this prospectus and in the registration statement in reliance upon the report of Feldman Sherb Horowitz & Co., P.C., who are independent certified public accountants, and upon the authority of this firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it. Portions have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information on newagecities.com, Inc. and the securities offered by this prospectus, we refer you to the registration statement and to the exhibits filed with it.

         Statements contained in our prospectus as to the content of any contract or other document may not be complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. They can also be reviewed at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the Securities and Exchange Commission's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

However, you will have to pay the required fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800- SEC-0330. In addition, registration statements and other filings made with the Securities and Exchange Commission through its so-called EDGAR system are publicly available through the Securities and Exchange Commission's site on the World Wide Web located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the Securities and Exchange Commission through the EDGAR system.

         We will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with these requirements, we will file reports, and other information with the Securities and Exchange Commission. We also intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                     NEWAGECITIES.COM, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

newagecities.com, Inc.:

  Independent Auditors' Report...............................................F-2

  Consolidated Balance Sheet.................................................F-3

  Consolidated Statement of Operations.......................................F-4

  Consolidated Statement of Stockholders' Equity.............................F-5

  Consolidated Statement of Cash Flows.......................................F-6

  Notes to Consolidated Financial Statements..........................F-7 - F-12

Member Net, Inc.:

  Independent Auditors' Report..............................................F-13

  Balance Sheet.............................................................F-14

  Statements of Operations..................................................F-15

  Statement of Changes in Stockholders' Equity..............................F-16

  Statement of Cash Flows...................................................F-17

  Notes to Financial Statements........................................F-18-F-19

Pro Forma Financial Data:

  Introduction..............................................................F-20

  Unaudited Pro Forma Consolidated Balance Sheet............................F-21

  Unaudited Pro Forma Consolidated Statements of Operations.................F-22

  Notes to Unaudited Pro Forma Consolidated Financial Statements.......F-23-F-24

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
newagecities.com, Inc.
Boca Raton, Florida

         We have audited the accompanying consolidated balance sheet of newagecities.com, Inc. (A Development Stage Enterprise) as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period January 29, 1999 (Inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of newagecities.com, Inc. (A Development Stage Enterprise) as of September 30, 1999, and the results of its operations and its cash flows for the period January 29, 1999 (Inception) through September 30, 1999, in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements the Company has an accumulated deficit of approximately $1,000,000 at September 30, 1999, and has incurred significant recurring operating losses which raise substantial doubt about its ability to continue as a going concern without the raising of additional debt and/or equity financing to fund operations. Management's plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Feldman Sherb Horowitz & Co., P.C.
                                          Feldman Sherb Horowitz & Co., P.C.
                                          Certified Public Accountants

New York, New York
October 14, 1999

                             NEWAGECITIES.COM, INC.
                             ----------------------

                        (A Development Stage Enterprise)
                        --------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                               SEPTEMBER 30, 1999
                               ------------------

                                     ASSETS
                                     ------
CURRENT ASSETS:

     Cash                                                       $  158,599
     Inventories                                                    93,440
     Other current assets                                            1,485
                                                                ----------
          TOTAL CURRENT ASSETS                                     253,524

FURNITURE AND EQUIPMENT, net                                        52,417

LICENSING AGREEMENT                                                596,667

DEPOSITS AND OTHER ASSETS                                           13,141
                                                                ----------
                                                                $  915,749
                                                                ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
     Accrued expenses                                           $   25,732
                                                                ----------
          TOTAL CURRENT LIABILITIES                                 25,732
                                                                ----------

STOCKHOLDERS' EQUITY:
     Common stock, $.02 par value,
       45,000,000 shares
       authorized; 3,599,749 shares
       issued and outstanding                                       71,995
     Additional paid-in capital                                  1,817,255
     Stock subscription receivable                                    (300)
     Accumulated deficit                                          (998,933)
                                                                 ---------
           TOTAL STOCKHOLDERS' EQUITY                              890,017
                                                                 ---------

                                                                 $ 915,749
                                                                 =========

                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------

             FROM JANUARY 29,1999 (INCEPTION) TO SEPTEMBER 30, 1999
             ------------------------------------------------------

SALES                                                   $       748

COST OF SALES                                                   712

                                                        -----------

                                                                 36

OPERATING EXPENSES:

   Research and development                                 258,750
   General and administrative                               387,723
   Noncash compensation expense                             359,250
                                                        -----------
                                                          1,005,723

                                                        -----------

OPERATING LOSS                                           (1,005,687)

INTEREST INCOME                                               6,754

                                                        -----------

NET LOSS                                                $  (998,933)
                                                        ===========

BASIC LOSS PER SHARE OF COMMON STOCK                    $     (0.28)
                                                        ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                3,599,749
                                                        ===========

                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 ----------------------------------------------

                                                       Common Stock
                                                ------------------------    Additional       Stock                         Total
                                                 Number of                   Paid-in      Subscriptions  Accumulated   Stockholders'
                                                  Shares        Amount       Capital       Receivable      Deficit         Equity
                                                -----------  -----------   ------------    ----------    -----------    ------------
Balance, January 29, 1999 (Inception)              399,749   $     7,995   $    (7,995)   $      --      $      --      $      --

       Issuance of common stock pursuant
       to share exchange agreement               2,200,000        44,000       (44,000)          --             --             --

       Issuance of shares and warrants for
       licensing agreement                         400,000         8,000       663,250           --             --          671,250

       Sale of common stock                        300,000         6,000       594,000           (300)          --          599,700

       Common stock and warrants issued for
       services                                    300,000         6,000       612,000           --             --          618,000

       Net loss                                       --            --            --             --         (998,933)      (998,933)

                                               -----------   -----------   -----------    -----------    -----------    -----------
Balance, September 30, 1999                      3,599,749   $    71,995   $ 1,817,255    $      (300)   $  (998,933)   $   890,017
                                               ===========   ===========   ===========    ===========    ===========    ===========


                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

             FROM JANUARY 29,1999 (INCEPTION) TO SEPTEMBER 30, 1999
             ------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                               $(998,933)
                                                                                                            ---------
     Adjustments to reconcile net loss to net cash used in operations:

            Depreciation and amortization                                                                      79,819
            Common stock issued for services                                                                  618,000

     Changes in assets and liabilities:

         Increase in inventories                                                                              (93,440)
         Increase in other current assets                                                                      (1,485)
         Increase in other assets                                                                             (13,741)
         Increase in accrued expenses                                                                          25,732
                                                                                                            ---------
            Total adjustments                                                                                 614,885

                                                                                                            ---------

NET CASH USED IN OPERATING ACTIVITIES                                                                        (384,048)
                                                                                                            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                                     (57,053)
                                                                                                            ---------
NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                                   (57,053)
                                                                                                            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of capital stock                                                                      599,700
                                                                                                            ---------
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                                               599,700
                                                                                                            ---------

NET INCREASE IN CASH                                                                                          158,599

CASH - beginning of period                                                                                       --
                                                                                                            ---------

CASH - end of period                                                                                        $ 158,599
                                                                                                            =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW

     INFORMATION:

         Noncash investing and financing activities:

              Common stock and warrants issued for licensing agreement                                      $ 671,250
                                                                                                            =========
              Common stock and warrants issued for services                                                 $ 618,000
                                                                                                            =========


                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

     FOR THE PERIOD JANUARY 29, 1999 (Inception) THROUGH SEPTEMBER 30, 1999
     ----------------------------------------------------------------------

Pyschicnet.Com, Inc. ("Psychic") was formed on January 29, 1999 to provide "New Age" services and products on the internet.

On April 6, 1999, Psychic was acquired by Virginia City Gold Mines, Inc. ("VCGM"), an Idaho corporation, for 2,200,000 shares of VCGM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Psychic and VCGM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Psychic, pursuant to which Psychic is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, VCGM changed its name to newagecities.com, Inc. (the "Company").

The Company plans on adopting a December 31 year end.


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     A. Principles of consolidation - The financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions have been eliminated.

     B. Furniture and Equipment - Furniture and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various assets.

     C. Inventories - Inventories consisting of "New Age" related products are stated at the lower of average cost or market.

     D. Income Taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     E. Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

     F. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     G. Impairment of long-lived assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At September 30, 1999, the Company believes that there has been no impairment of its long-lived assets.

     H. Comprehensive Income/Loss - The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net loss and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distribution to stockholders. Comprehensive income/loss and net loss for the period ended September 30, 1999 were the same.

     I. Research and Development - Research and development costs are expensed as incurred. These costs primarily consists of fees paid for the development of the Company's software. Research and development costs for the period ended September 30, 1999 were $258,750.

     J. Stock Based Compensation - The Company accounts for stock transactions in accordance with APB No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

     K. New Accounting Pronouncements - The Company will adopt Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") for the period September 30, 1999. SFAS 131 requires the Company to report selected information about operating segments in its financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new pronouncement is not expected to have a material impact on the Company's disclosures.

               The Company will adopt Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits" for the period ended September 30, 1999. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The application of the new pronouncement is not expected to have a material impact on the financial statements.

     L. Licensing Agreements - Licensing agreements are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over an estimated life of three years based upon management's expectations relating to the life of the technology and current competitive market conditions. The estimated life is reevaluated each year based upon changes in these factors.

     M. Earnings Per Share - The Company has adopted the provisions of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is based on the weighted average number of shares outstanding. Potential common shares included in the computation are not presented in the financial statements as their effect would be anti-dilutive.

2.   FURNITURE AND EQUIPMENT
     -----------------------

         Furniture and equipment are as follows:

                                            Estimated Life
                                            --------------
              Office furniture                 7 Years        $ 11,387
              Computer equipment               5 Years          33,501
              Retail equipment                 5 Years           9,510
              Leasehold improvements           3 Years           2,655
                                                              --------
                                                                57,053

              Less: Accumulated depreciation                     4,636
                                                              --------
                                                              $ 52,417
                                                              ========

3.   BASIS OF PRESENTATION
     ---------------------

     The Company has an accumulated deficit of approximately $1,000,000 at September 30, 1999, and has incurred significant recurring operating losses which raise substantial doubt about its ability to continue as a going concern without the raising of additional debt and/or equity financing to fund operations. Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability, however any results of their plans and actions cannot be assured. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.   LICENSING AGREEMENT
     -------------------

     The Company acquired a licensing agreement from a software development company for the use of its e-commerce software. The license was acquired for 400,000 shares of the Company's common stock. Such shares of common stock were valued at the fair market value of $1.60 (based on the Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). The Company also issued warrants to purchase 125,000 shares of the Company's common stock exercisable at $2.25 per share over a five year period. The warrants have been valued at $31,250 which has been included in the value of licenses. In addition the software development company will receive 3% of Web site revenues generated from product sales using their software.

5.   COMMITMENTS
     -----------

     The Company leases certain office and warehouse space under operating leases commencing December 1999. The leases expires April 2002.

                  Minimum rental commitments are as follows:

                              2000             $   44,000
                              2001             $   46,000
                              2002             $   48,000
                              2003             $   51,000
                              2004             $   53,000
     The Company has entered into three employment agreements with its officers in April 1999. All three of the agreements are for two years and expire in March 2001. The agreement with its Chief Executive Officer, provides for an annual salary of $85,000 and $106,000 in years ended 2000 and 2001, respectively. The agreement with the President of the Company, provides for an annual salary of $60,000 and $75,000, respectively. The agreement with the Company's Chief Financial Officer, calls for an annual salary of $50,000 and $62,500, respectively. All of the above contracts provide for a bonus of up to 25% of the prior years annual salary. Prior to the establishment of an independent compensation committee the bonuses are based on certain performance criteria. After the committee is formed the bonuses will be at the discretion of the committee.Additionally, the above officers will receive 20,000 options to purchase shares of the Company's common stock at $2.00 per share at the end of each contract year.

6.   INCOME TAXES
     ------------

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

     The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes, the reconciliation is as follows:

             Taxes benefit computed at statutory rate        $    (346,000)
             Effect of permanent differences                       210,000
             Income tax benefit not utilized                       136,000
                                                             -------------
             Net income tax benefit                          $         --
                                                             =============

     The Company has a net operating loss carryforward for tax purposes totaling approximately $380,000 at September 30, 1999 expiring in the year 2014.

     Listed below are the tax effects of the items related to the Company's net tax liability:

             Tax benefit of net operating loss carryforward  $   136,000
             Valuation Allowance                                (136,000)
                                                             ===========
             Net deferred tax asset recorded                 $       --
                                                             ===========

7.   STOCKHOLDERS' EQUITY
     --------------------

     On April 6, 1999 the Company declared a 1 for 80 reverse stock split. The financial statements for all periods presented have been retroactively adjusted for the stock split.

     The Company has completed a private placement of 500,000 shares of its common stock at $2.00 per share. The Company issued 300,000 of these shares for gross proceeds of $599,700 and issued 200,000 shares (see below) for services rendered to the Company.

     In April 1999, the Company issued 150,000 shares of common stock to a consultant which provides both website development and public relations services. These shares were valued at the fair market value of $1.60 (based on Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). The Company also issued to the consultant warrants to purchase 75,000 shares of common stock exercisable at $2.25 per share. Such warrants have been valued at $18,750. The Company has expensed the total amount of $258,750 as research and development.

     In April 1999, the Company issued 50,000 shares of common stock to a broker dealer for consulting services rendered on behalf of the Company. These shares were also valued at the fair market value of $1.60 (based on Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). The Company has charged the total amount of $80,000 to Additional Paid in Capital.

     Additionally, in April 1999, the Company issued 100,000 shares to a consultant for services rendered. These shares were valued at the fair market value of $1.60 (based on Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). Such issuance was recorded as non-cash compensation expense.

     In March through May 1999, the Company granted warrants to various consultants and employees to purchase an aggregate of 563,000 shares of common stock at a price of $2.25 per share. Such warrants were valued at $140,000 and recorded as non-cash compensation expense.

     In June 1999, the Company granted warrants to various consultants to purchase an aggregate of 237,000 shares of common stock at a price of $2.25 per share. Such warrants were valued at $59,250 and recorded as non-cash compensation expense.

8.   STOCK WARRANTS
     --------------

     A summary of outstanding warrants at September 30, 1999 are as follows:

                                                    Shares
                                                  Underlying          Exercise
                                                   Warrants             Price
                                                -------------         ---------
        Outstanding at beginning of period            --              $       -
        Granted                                    1,000,000               2.25
        Exercised                                     --                      -
                                                ============          =========
        Outstanding at September 30, 1999          1,000,000          $    2.25
                                                ============          =========

9.   ACQUISITION
     -----------

     In October 1999 the Company signed a contract to acquire Member Net, Inc. For 2.5 million shares of its common stock and warrants to purchase 1 million shares of common stock.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Member Net, Inc.
Boca Raton, Florida

         We have audited the accompanying balance sheet of Member Net, Inc. as of December 31, 1998 and the statements of operations, stockholders' equity and cash flows for the year then ended. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Member Net, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                   /s/ Feldman Sherb Horowitz & Co., P.C.
                                   Feldman Sherb Horowitz & Co., P.C.
                                   Certified Public Accountants

New York, New York
August 9, 1999

                                MEMBER NET, INC.
                                ----------------

                                  BALANCE SHEET
                                  -------------

                                                                         September 30,         December 31,
                                                                             1999                  1998
                                                                         -------------         ------------
                                                                          (Unaudited)
                                     ASSETS
                                     ------
CURRENT ASSETS:
  Cash                                                                       $   465                $    -

OTHER ASSETS                                                                     900                     -
                                                                             -------                ------

                                                                             $ 1,365                $
                                                                             =======                ======




                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
     Loans payable                                                           $   600                $    -

STOCKHOLDERS' EQUITY:
     Common stock, $.09 par value, 10,000 shares
         authorized, issued and outstanding                                      900                     -
     Accumulated deficit                                                        (135)                    -
                                                                             -------                ------
         TOTAL STOCKHOLDERS' EQUITY                                              765                     -
                                                                             -------                ------

                                                                             $ 1,365                $    -
                                                                             =======                ======

                   See the notes to the financial statements.

                                MEMBER NET, INC.
                                ----------------

                             STATEMENT OF OPERATIONS
                             -----------------------

                                                              Nine Months           Year
                                                                 Ended              Ended
                                                             September 30,       December 31,
                                                                 1999                1998
                                                             -------------       ------------
                                                              (Unaudited)
REVENUE                                                      $     13,807        $     26,768

COST OF SALES                                                      28,641              12,212
                                                             ------------        ------------

INCOME BEFORE OTHER INCOME                                        (14,834)             14,556

OTHER INCOME (EXPENSE)                                             14,699             (14,556)
                                                              -----------        ------------

NET INCOME  (LOSS)                                           $       (135)       $         --
                                                             ============        ============


                   See the notes to the financial statements.

                                MEMBER NET, INC.
                                ----------------

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  --------------------------------------------

                   JANUARY 1, 1998 THROUGH SEPTEMBER 30, 1999
                   ------------------------------------------

                                                                       Common Stock
                                                            -----------------------------------                         Total
                                                               Number of                            Accumulated     Stockholders'
                                                                shares             Amount             Deficit           Equity
                                                            -------------       -------------   ----------------    -----------
Balance - January 1, 1998                                         --                $ --              $ --               $ --
                                                                ------              ------            ------             ------

Balance - December 31, 1998                                       --                  --                --                 --

Sale of common stock (unaudited)                                10,000                 900              --                  900

Net loss (unaudited)                                              --                  --                (135)              (135)
                                                                ------              ------            ------             ------

Balance - September 30, 1999                                    10,000              $  900            $ (135)            $  765
                                                                ======              ======            ======             ======


                   See the notes to the financial statements.

                                MEMBER NET, INC.
                                ----------------

                             STATEMENT OF CASH FLOWS
                             -----------------------

                                                                                 Nine Months               Year
                                                                                    ended                  ended
                                                                                September 30,          December 31,
                                                                                    1999                   1998
                                                                               ---------------         ------------
                                                                                 (Unaudited)
Net income                                                                          $  (135)            $    --

Changes in assets and liabilities:
     Increase in other assets                                                          (900)                 --
                                                                                    -------             ---------

NET CASH FLOWS FROM OPERATIONS                                                       (1,035)                 --

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from sale of common stock                                                 900                  --
     Increase in loans payable                                                          600                  --
                                                                                    -------             ---------
NET CASH FLOWS FROM FINANCING ACTIVITIES                                              1,500                  --
                                                                                    -------             ---------

NET INCREASE IN CASH                                                                    465                  --

CASH - Beginning of period                                                             --                    --
                                                                                    -------             ---------

CASH - End of period                                                                $   465             $    --
                                                                                    =======             =========


                   See the notes to the financial statements.

                                MEMBER NET, INC.
                                ----------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
                    ----------------------------------------

                   JANUARY 1, 1999 THROUGH SEPTEMBER 30, 1999
                   ------------------------------------------

Member Net, Inc. ("Member Net" or the "Company") was formed on October 28, 1998 to provide an internet website for the "New Age" community.

On January 26, 1999, the Company acquired The Mind, Body & Soul Network ("MBSN"), a World Wide Web Internet Site and a division (the `Division") of Alchemy Communications, Inc. ("Alchemy"), from Alchemy, a related company. Member Net was assigned all copyrights, trademarks and licensing agreements of MBSN. This acquisition is being treated as a reorganization of companies under common control and has been accounted for as an "As If" pooling of interests. Accordingly, the financial statements have been restated for all periods prior to the acquisition to include the operations of the Division. The acquisition was consummated pursuant to the Transfer of Ownership Agreement (the "Agreement") between the Company and Alchemy. In addition, Alchemy will receive as compensation all revenues generated by MBSN and pay all expenses incurred by MBSN until such date that Alchemy no longer hosts the MBSN website.

In August 1999, the Company signed a contract to be acquired by newagecities.com, Inc. ("newage"), an Idaho corporation, for 2,500,000 shares of newage stock and 1,000,000 warrants to purchase shares of newage common stock (the "Exchange"). The Exchange will be completed pursuant to the Merger Agreements and Plan of Reorganization between the Company and newage.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Income Taxes - Income taxes have been provided on a pro forma basis for the period January 1, 1998 to January 26, 1999 as if the Company filed a separate tax return from that of its affiliate.

     For the period January 26, 1999 through September 30, 1999 income taxes have been accounted for under Statement of financial Accounting Standards No. 109, "Accounting for Income Taxes", which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     B. Revenue Recognition - The Company's revenues from advertisements placed on the MBSN website are recognized at the time advertisements are displayed on the MBSN website. Revenues from the sale of products are recorded when the goods are shipped or transmitted via E-mail.

     C. Research and Development - Research and development costs are being expensed as incurred and represent the continuous development of the MSBN website. Development expenses are being classified as cost of sales.

     2.   RELATED PARTY TRANSACTION
          -------------------------

          Pursuant to the Agreement between the Company and Alchemy, for the period from January 26, 1999 through September 30, 1999 Alchemy was responsible for net expenses of MBSN of $14,699. Such amount has been recorded as other income.

          For the period January 1, 1999 through January 26, 1999 and for the year ended December 31, 1998, the Agreement was reflected retroactively to January 1, 1998 so that the financial statements for all periods presented would be comparable.

     3.   LICENSE AGREEMENT
          -----------------

          The Company has entered into a license agreement for the use of its internet software. Under the terms of the Agreement the licensor is entitled to 50% of all advertising revenue generated form the use of the software.

     4.   CONSULTING AGREEMENT
          --------------------

          The Company has entered into three one year consulting agreements commencing on the consummation of the Exchange for a total of $30,000.

                            PRO FORMA FINANCIAL DATA

         Introduction

                  The following financial data is based upon the historical financial statements of newagecities.com and has been prepared to illustrate the effects on such historical data of the Member Net, Inc. acquisition. The unaudited pro forma consolidated statements of operations for the periods ended September 30, 1999 and December 31, 1998 give effect to the Member Net, Inc. acquisition as if it had been completed as of January 1, 1998. The unaudited pro forma combined balance sheet as of September 30, 1999 gives effect to the Member Net, Inc. acquisition as if such transactions had been completed on September 30, 1999. The Member Net, Inc. acquisition is reflected using the purchase method of accounting for business combinations.

                  The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of the Company that actually would have been obtained if the Member Net, Inc. acquisition had been consummated on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

                  The pro forma financial data are based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and the financial statements, including the notes thereto, appearing elsewhere herein.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999

                                                                       Historical                             Pro Forma
                                                        ---------------------------------------   --------------------------------

                                                        newagecities.com       Member Net, Inc.   Adjustments (A)     As Adjusted
                                                        -----------------      ----------------   ---------------   --------------
 Current assets:
   Cash                                                   $   158,599            $       465          $      --        $   159,064
   Inventories                                                 93,440                   --                   --             93,440
   Other current assets                                         1,485                   --                   --              1,485
                                                          -----------            -----------          -----------      -----------
 Total current assets                                         253,524                    465              253,989

 Furniture and equipment, net                                  52,417                   --                   --             52,417
 Licensing agreement                                          596,667                   --                   --            596,667
Goodwill                                                         --                     --              4,949,235        4,949,235
 Deposits and other assets                                     13,141                    900              300,000          314,041
                                                          -----------            -----------          -----------      -----------

 Total assets                                             $   915,749            $     1,365          $ 5,249,235      $ 6,166,349
                                                          ===========            ===========          ===========      ===========

 Current liabilities:

     Accrued expenses                                     $    25,732            $       600          $      --        $    26,332
                                                          -----------            -----------          -----------      -----------
 Total current liabilities                                     25,732                    600                 --             26,332
                                                          -----------            -----------          -----------      -----------

 Stockholders' equity:

    Common stock, $.02 par value; 45,000,000
      shares authorized; 3,599,749 shares issued
      and outstanding (historical), 6,099,749 shares
      issued and outstanding (as adjusted)                     71,995                    900               49,100          121,995
    Additional paid-in capital                              1,817,255                   --              5,200,000        7,017,255
    Stock subscription receivable                                (300)                  --                   --               (300)
    Accumulated deficit                                      (998,933)                  (135)                 135         (998,933)
                                                          -----------            -----------          -----------      -----------
Total stockholders' equity                                    890,017                    765            5,249,235        6,140,017
                                                          -----------            -----------          -----------      -----------

Total liabilities and stockholders'
   equity                                                 $   915,749            $     1,365            5,249,235      $ 6,166,349
                                                          ===========            ===========          ===========      ===========

       See notes to unaudited pro forma consolidated financial statements

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

              For the Period January 1, 1999 to September 30, 1999
              ----------------------------------------------------

                                                                  Historical                             Pro Forma
                                                   ---------------------------------------   --------------------------------
                                                                                                                  Combined
                                                   newagecities.com       Member Net, Inc.   Adjustments (B)     As Adjusted
                                                   -----------------      ----------------   ---------------   --------------
Total revenue                                        $       748           $    13,807        $      --          $    14,555

Cost of sales                                                712                28,641               --               29,353
                                                     -----------           -----------        -----------        -----------

Gross profit                                                  36               (14,834)              --              (14,798)

General and administrative expenses                    1,005,723                  --   (1)      1,237,309          2,243,032

Other income                                                --                  14,699 (2)        (14,699)              --

Interest Income                                            6,754                  --                 --                6,754
                                                     -----------           -----------        -----------        -----------

Pro forma net loss                                   $  (998,933)          $      (135)       $(1,252,008)       $(2,251,076)
                                                     ===========           ===========        ===========        ===========


 Net loss per common share
   Basic                                             $     (0.28)                                                $     (0.37)
                                                     ===========                                                 ===========
 Weighted average common share
   Basic                                               3,599,749                                2,500,000          6,099,749
                                                     ===========                              ===========        ===========

                                                        Year ended December 31, 1998
                                                        ----------------------------
                                                                  Historical                             Pro Forma
                                                   ---------------------------------------   --------------------------------
                                                                                                                   Combined
                                                   newagecities.com       Member Net, Inc.     Adjustments        As Adjusted
                                                   -----------------      ----------------     -----------       -------------
 Total revenue                                      $        --             $    26,768        $       --          $     26,768

 Cost of sales                                               --                  12,212                --                12,212
                                                    -----------             -----------        -----------         ------------

 Gross profit                                                --                  14,556                --                14,556

 General and administrative expenses                         --                    --   (1)      1,649,745            1,649,745

 Other expense                                               --                  14,556 (2)        (14,556)                  --
                                                                            -----------        -----------         ------------

 Pro forma net loss                                 $        --             $      --          $ 1,635,189         $ (1,635,189)
                                                    ===========             ===========        ===========         ============

 Net loss per common share
   Basic                                            $        --                                                    $      (0.65)
                                                    ===========                                                    ============

 Weighted average common share
   Basic                                                     --                                  2,500,000            2,500,000
                                                    ===========                                ===========         ============


       See notes to unaudited pro forma consolidated financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

A. The following unaudited pro forma adjustments are included in the unaudited pro forma balance sheet at September 30, 1999:

          To record the acquisition of all of the outstanding shares of common stock of Member Net, Inc. for 2.5 million shares of the Company's common stock and one million warrants to purchase shares of the Company's common stock, with the acquisition being accounted for as a purchase business combination. These shares were valued at the fair market value of $2.00 (based on Reg D 504 offering during April 1999 of $2.00). A final allocation of the purchase price is dependent upon valuations and other studies that are not yet complete. Accordingly the purchase price allocation is preliminary and goodwill at this time totals $4,949,235. The computation is as follows:

         Assets acquired                        $   301,365
         Liabilities assumed                            600
                                                -----------
         Net book value                             300,765
                                                -----------
         Purchase price:

             Common stock                         5,000,000
             Warrants                               250,000
                                                 ----------
         Total purchase price                     5,250,000
                                                -----------
         Goodwill                               $ 4,949,235
                                                ===========

B. The following pro forma adjustment is included in the accompanying pro forma consolidated statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998:

         (1)      To amortize intangibles and goodwill over 3 years.

         (2) To eliminate other income/(expense) from/(to) affiliate (see Footnote 4 to financial statements).

C.   Member Net, Inc. has the following commitments:

     Member Net, Inc. has a license agreement for the use of its internet software. Under the terms of the Agreement the licensor is entitled to 50% of all advertising revenue generated form the use of the software.

     Member Net, Inc. has entered into three one year consulting agreements commencing on the consummation of the merger between New Age and Member Net for a total of $30,000.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Idaho Business Corporation Act allows us to indemnify our officers and directors from liability incurred in furtherance of their duties under certain circumstances. In criminal proceedings, Idaho law states that we may indemnify an officer or director if he or she acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation if he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, Idaho law requires us to indemnify directors, who succeed on the merits of any defense proceeding or in any defense proceeding to which he or she was party because he or she was a director of the corporation for reasonable expenses incurred in connection with the proceeding. If we chose to indemnify our officers and directors in accordance with the provisions of the Idaho Business Corporation Act, our financial resources may be significantly affected.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee..................................    $3,505.00
Legal Fees and Expenses*.........................................    30,000.00
Accounting Fees and Expenses*....................................    20,000.00
Financial Printing*..............................................    15,000.00
Transfer Agent Fees*.............................................     1,000.00
Blue Sky Fees and Expenses*......................................     1,000.00
Miscellaneous*...................................................     1,495.00
                                                                    ----------

TOTAL............................................................   $72,000.00
                                                                    ==========

*Estimated

         None of the foregoing expenses are being paid by the selling security holders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In February 1999, Psychicnet.com issued an aggregate of 10,000 shares of common stock at the par value of the shares for a total of $10.00 to three individuals, all of whom were officers and directors of Psychicnet.com, and for entities as founders of Psychicnet.com. The 10,000 shares were later exchanged for 2,700,000 shares of common stock of newagecities.com. Because the individuals and entities had access to all information pertaining to Psychicnet.com, the issuance was exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) of that act.

         In September 1997, Virginia Cities granted an option, exercisable at $.0005 per share, to purchase up to 6,500,000 shares of common stock to a consultant in consideration for bookkeeping services rendered by the consultant to newagecities.com. The consultant exercised the option as to all 6,500,000 shares in September 1998, for a total exercise price of $3,250. The consultant had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.

         In December 1998, Virginia Cities granted its previous attorney an option to purchase 1,000,000 shares of common stock exercised at $.001 per share. The attorney had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.


         In December 1998, Virginia Cities issued an aggregate of 220,822 shares of common stock valued at approximately $2,208 to its former President as repayment for debts of newagecities.com paid personally by the President and in consideration for services rendered valued at approximately $10,000. Because the President had access to all information pertaining to newagecities.com, the issuance was exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

         In December 1998, Virginia Cities issued an aggregate of 1,207,906 shares of common stock valued at approximately $12,079 to the officers and directors of newagecities.com as compensation for executive services rendered. Because the officers and directors had access to all information pertaining to newagecities.com, the issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.


         In February 1999, Virginia Cities issued an aggregate of 700,000 shares of common stock to its then officers and directors at a price of $.01 per share for which newagecities.com received net proceeds of $7,000. The $7,000 was used by newagecities.com to pay expenses associated with the transaction with Psychicnet.com. Because the officers and directors had access to all information pertaining to newagecities.com, the issuance was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.


         In March 1999, Virginia Cities issued 2,700,000 shares valued nominally (since there were no assets or operations of Psychicnetic.com at that time) to the seven stockholders of Psychicnet.com and in exchange acquired 100% of the issued and outstanding common stock of Psychicnet.com. The stockholders had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Securities Act of 1933.

         In March 1999, Virginia Cities commenced a private offering of 500,000 shares of common stock at $2.00 per share. The offering was conducted in accordance with Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended. Newagecities.com issued 300,000 shares in the offering and received cash proceeds of approximately $600,000 from the offering and issued the remaining 200,000 shares in consideration for services rendered valued at $400,000[?].


         In March 1999, newagecities.com granted warrants to purchase an aggregate of 193,000 shares of common stock at $2.25 per share to a financial and business consultant and certain employees of the consultant. The consultant and employees had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.

         In April 1999, newagecities.com granted warrants to purchase an aggregate of 295,000 shares of common stock at $2.25 per share to 5 consultants in consideration for financial advisory, industry consulting, legal services, software development consulting, introduction referral fees and other business related consulting services rendered to newagecities.com. The consultants had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.


         In April 1999, newagecities.com also issued 100,000 shares of common stock valued at $1.60 per share or a total of $160,000 to a consultant in consideration for her agreeing to serve as a spokesperson for newagecities. These services were valued at $160,000. The consultant had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. The consultant had experience in financial transactions and was familiar with newagecities operations and the industry in general. Accordingly, the issuance of these shares was exempt from the registration requirements of the Security requirements of the Securities Act of 1933 under Section 4(2) of that act.

         In May 1999, newagecities.com granted warrants to purchase an aggregate of 75,000 shares of common stock at $2.25 per share to the 5 individuals who agreed to serve on newagecities.com's board of advisors at such time as newagecities.com constitutes this board. The 5 individuals had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.

         In June 1999, newagecities.com granted warrants to purchase an aggregate of 237,000 shares of common stock at $2.25 per share to 8 individuals and entities in consideration for services performed including development and implementation of a computer network infrastructure, administrative services and for commercial spokesperson services. The individuals had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that Act.

         In November 1999, newagecities.com received a loan of $50,000 from an existing stockholder and issued a secured promissory note collateralized by equipment and inventory to the noteholder. Newagecities.com also issued a warrant to purchase up to 50,000 shares of its common stock to this noteholder exercisable at $1.50 per share on or prior to June 30, 2005. The noteholder had a pre-existing relationship with newagecities.com, had access to financial and other information relative to newagecities.com and had the opportunity to ask questions concerning the company and its operations. Accordingly, the issuance of the securities was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act.


         In December 1999, we issued promissory notes in the total principal amount of $1,041,300 and received net proceeds of $952,498 from two, non-U.S. investors under Regulation S of the Securities Act of 1933. The investors also received warrants to purchase a total of 200,000 shares of our common stock with the possible issuance of an additional warrant exercisable for an additional 150,000 shares based on the trading price of our common stock over the term of the warrants. The placement agent for certain of the investors received a 10% fee or $80,100 and also received a warrant to purchase 150,000 shares and the contingent warrant described above, the investor for $240,300 of notes received a warrant for 50,000 shares. Since all of the investors participating in the transaction were non-U.S. investors and provided representations and covenants (as did newagecities.com) which restricted any transfers to investors in the U.S. and acknowledged other restrictions relevant to the Securities Act of 1933, the transaction was effected in accordance with Regulation S under the Securities Act of 1933.

ITEM 27.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number        Description of Document
------        -----------------------
2             Agreement and Plan of Reorganization between Virginia City Gold Mines, Inc.
              and Psychicnet.com, Inc. dated March 8, 1999
3.1           Articles of Incorporation
3.2           Articles of Amendment to the Articles of Incorporation
3.3           Articles of Amendment to the Articles of Incorporation
3.4           Bylaws
5.1           Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
10.1          Employment Agreement between newagecities.com, Inc. and Joseph Ardito
10.2          Employment Agreement between newagecities.com, Inc. and Kenneth Shenkman
10.3          Employment Agreement between newagecities.com, Inc. and Stanley Siegel
10.4          Lease Agreement between newagecities.com, Inc. and R. A. La Pointe
10.5          Internet Consulting/Marketing Agreement between Psychicnet.com, Inc. and
              Virtual Financial Corp.
10.6          License Agreement between newagecities, Inc. and Q Sound Labs, Inc.
10.7          Merger Agreement and Plan of Reorganization
10.8          Lease Agreement between newagecities.com, Inc. and R.A. La Pointe
10.9          Note, Security Agreement and Warrant between newagecities.com, Inc. and Marc
              Siegel.
10.10         Form of Subscription Agreement, Note and Registration Rights Agreement; Warrants
              and Stock Pledge Agreement.*
23.1          Consent of Feldman Sherb Ehrlich & Co. Certified Public Accountants*
23.2          Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as Exhibit 5.1)
27            Financial Data Schedule

*        Filed with this Amendment.

ITEM 28.          UNDERTAKINGS.

         The undersigned Registrant undertakes

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant also undertakes that it will for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on January 4, 2000.


                                    NEWAGECITIES.COM, INC.

                                     By:  /s/ Joseph Ardito, Jr.
                                          -------------------------
                                          Joseph Ardito, Jr.
                                          Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                           TITLE                                  DATE
       ---------                           -----                                  ----
/s/ JOSEPH ARDITO, JR.              Chairman of the Board, Chief            January 4, 2000
----------------------              Executive Officer and Director
Joseph Ardito, Jr.                  (Principal Executive Officer)


/s/ KENNETH SHENKMAN                President and Director                  January 4, 2000
--------------------
Kenneth Shenkman


/s/ STANLEY SIEGEL                  Chief Financial Officer,                January 4, 2000
------------------                  Secretary and Treasurer
Stanley Siegel                      (Principal Accounting and
                                    Financial Officer)
